UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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INTERCONTINENTALEXCHANGE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INTERCONTINENTALEXCHANGE, INC.

NOTICE OF 2010 ANNUAL MEETING

AND

PROXY STATEMENT

April 5, 2010

Dear Stockholder:

On behalf of the Board of Directors and management of IntercontinentalExchange, Inc., I am pleased to invite you to the 2010 Annual Meeting of Stockholders. The Annual Meeting will be held at The Ritz Carlton Buckhead, 3434 Peachtree Road, NE, Atlanta, Georgia 30326 on Friday, May 21, 2010 at 8:30 a.m., local time.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting. Our Board of Directors and officers, as well as representatives from our independent registered public accounting firm, will be present to respond to appropriate questions from stockholders.

Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card in the envelope provided or vote telephonically or electronically using the Internet voting procedures described on the proxy card at your earliest convenience.

Sincerely,

Jeffrey C. Sprecher

Chairman and Chief Executive Officer

IntercontinentalExchange, Inc.

IntercontinentalExchange, Inc.

2100 RiverEdge Parkway, Suite 500

Atlanta, Georgia 30328

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 21, 2010

NOTICE HEREBY IS GIVEN that the 2010 Annual Meeting of Stockholders of IntercontinentalExchange, Inc. will be held at The Ritz Carlton Buckhead, 3434 Peachtree Road, NE, Atlanta, Georgia 30326 on Friday, May 21, 2010 at 8:30 a.m., local time, for the purposes of considering and voting upon:

1. The election of ten directors to serve until the 2011 Annual Meeting of Stockholders;

2. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3. Such other business as properly may come before the Annual Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

The Board of Directors has fixed the close of business on March 23, 2010 as the record date for determining the stockholders entitled to notice of and to vote at the meeting and any adjournments thereof.

If you hold your shares of common stock through a broker or nominee, you will need to bring either a copy of the voting instruction card provided by your broker or nominee or a copy of a brokerage statement showing your ownership as of March 23, 2010.

A list of stockholders entitled to vote at the 2010 Annual Meeting of Stockholders will be available for inspection upon request of any stockholder for a purpose germane to the meeting at our principal executive offices, 2100 RiverEdge Parkway, Suite 500, Atlanta, Georgia 30328 during the ten days prior to the meeting, during ordinary business hours, and at The Ritz Carlton Buckhead, 3434 Peachtree Road, NE, Atlanta, Georgia 30326 during the meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND, STOCKHOLDERS ARE REQUESTED TO VOTE THEIR SHARES BY TELEPHONE OR INTERNET (BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD) OR TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors,

Jeffrey C. Sprecher

Chairman and Chief Executive Officer

Atlanta, Georgia

April 5, 2010

To Vote by Internet and to Receive Materials Electronically

Read the Proxy Statement.

Go to the website www.proxyvote.com that appears on your proxy card.

Enter the control number found in the shaded box on the front of your proxy card and follow the simple instructions. Choose to receive an e-mail notice when proxy statements and annual reports are available for viewing over the Internet. You will cut down on bulky paper mailings, help the environment, and lower expenses paid by IntercontinentalExchange, Inc.

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IntercontinentalExchange, Inc.

2100 RiverEdge Parkway, Suite 500

Atlanta, Georgia 30328

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 21, 2010

INTRODUCTION

This Proxy Statement is furnished to the stockholders of IntercontinentalExchange, Inc. in connection with the solicitation of proxies by our Board of Directors to be voted at the 2010 Annual Meeting of Stockholders and at any adjournments thereof (the “Annual Meeting”). The Annual Meeting will be held at The Ritz Carlton Buckhead, 3434 Peachtree Road, NE, Atlanta, Georgia 30326 on Friday, May 21, 2010 at 8:30 a.m., local time. The approximate date on which this Proxy Statement and form of proxy card are first being sent or given to stockholders is April 5, 2010.

When used in this Proxy Statement, the terms “we,” “us,” “our,” “IntercontinentalExchange” and “ICE” refer to IntercontinentalExchange, Inc.

VOTING INSTRUCTIONS AND INFORMATION

Who can vote at the Annual Meeting?

The securities that can be voted at the Annual Meeting consist of our common stock, $0.01 par value per share (the “Common Stock”). Each share of Common Stock entitles its holder to one vote on each matter submitted to the stockholders for approval. The holders of Common Stock will vote together as a single class on all matters presented to the stockholders for their vote or approval. The record date for determining the holders of Common Stock who are entitled to receive notice of and to vote at the Annual Meeting is March 23, 2010. On the record date,73,839,555 shares of Common Stock were outstanding and eligible to be voted at the Annual Meeting.

What proposals will be voted on at the Annual Meeting?

There are two proposals from ICE to be considered and voted on at the meeting:

•	To elect ten directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified; and

•	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

You may also vote on any other business that properly comes before the Annual Meeting.

How does the Board of Directors recommend I vote?

Our Board of Directors unanimously recommends that you vote:

•	“FOR” each of the nominees to the Board of Directors.

•	“FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

Who is a stockholder of record?

During the ten days prior to the Annual Meeting, a list of the stockholders of record as of March 23, 2010 will be available for inspection as described below under How can I view the stockholders list?.

•	If you hold Common Stock that is registered in your name on the records of ICE maintained by its transfer agent, Computershare Investor Services, you are a stockholder of record; or

•	If you hold Common Stock indirectly through a broker, bank or similar institution, you are not a stockholder of record, but instead hold in “street name.”

If you are a stockholder of record, these proxy materials are being sent to you directly. If you hold shares in street name, these materials are being sent to you by the bank, broker or similar institution through which you hold your shares.

How can I view the stockholders list?

A list of the stockholders entitled to vote at the Annual Meeting will be available for inspection upon request of any stockholder for a purpose germane to the meeting at our principal executive offices, 2100 RiverEdge Parkway, Suite 500, Atlanta, GA 30328, during ten days prior to the Annual Meeting, during ordinary business hours, and at the Annual Meeting. To make arrangements to review the list prior to the Annual Meeting, stockholders should contact our Investor Relations at (770) 857-4700 or ir@theice.com.

How do I vote?

You may submit your proxy with voting instructions in one of three ways:

•

By Internet. Go to www.proxyvote.com and follow the instructions for Internet voting, which can also be found on the enclosed proxy card. You will be required to provide your assigned control number located on the proxy card. Internet voting is available 24 hours a day. If you choose to vote by Internet, then you do not need to return the proxy card. To be valid, your vote by Internet must be received by 11:59 p.m., Eastern Daylight Time, on May 20, 2010.

•

By Telephone. By calling the toll-free number for telephone voting that can be found on the enclosed proxy card (800-690-6903). You will be required to provide your assigned control number located on the proxy card. Telephone voting is available 24 hours a day. If you choose to vote by telephone, then you do not need to return the proxy card. To be valid, your vote by telephone must be received by 11:59 p.m., Eastern Daylight Time, on May 20, 2010.

•

By Mail. Complete the enclosed proxy card, sign and date it, and return it in the postage-paid envelope we have provided. To be valid, your vote by mail must be received by 11:59 p.m., Eastern Daylight Time, on May 20, 2010.

You may also vote your shares in person at the Annual Meeting. (See What do I need to do to attend the Annual Meeting? below.)

If your shares of Common Stock are held in “street name” (i.e., through a bank, broker or other nominee), your proxy materials include a voting instruction form from the institution holding your shares. The availability of telephone or Internet voting will depend upon the institution’s voting processes. Please contact the institution holding your shares of Common Stock for more information.

What do I need to do to attend the Annual Meeting?

You may also attend the Annual Meeting and vote your shares in person by ballot. If you plan to attend the Annual Meeting in person you will need to bring proof of your ownership of Common Stock as of the close of business on March 23, 2010.

If you hold shares of Common Stock in “street name” and would like to vote in person at the Annual Meeting, you will need to bring an account statement or other acceptable evidence of ownership of Common Stock as of the close of business on March 23, 2010. Alternatively, you may contact the institution in whose name your shares are registered and obtain a proxy from that institution and bring it to the Annual Meeting.

How can I revoke my proxy or substitute a new proxy or change my vote?

You may revoke a proxy at any time before it is exercised by:

•	filing a written revocation with the Secretary of ICE,

•	submitting a proxy bearing a later date (by Internet, telephone or mail) that is received no later than the deadline specified on the proxy card, or

•	voting in person at the Annual Meeting.

Please note, however, that under the rules of the New York Stock Exchange (the “NYSE”), any beneficial owner of our Common Stock whose shares are held in street name by a NYSE member brokerage firm may revoke its proxy and vote its shares in person at the Annual Meeting only in accordance with applicable rules and procedures as employed by such beneficial owner’s brokerage firm.

Attending the Annual Meeting will not automatically revoke a proxy that was submitted by Internet, telephone or mail.

If I submit a proxy by Internet, telephone or mail, how will my shares be voted?

If you properly submit your proxy by one of these methods, and you do not subsequently revoke your proxy, your shares will be voted in accordance with your instructions.

If you sign, date and return your proxy card but do not give voting instructions, your shares will be voted as follows: FOR the election of ICE’s director nominees, FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 and otherwise in accordance with the judgment of the persons voting the proxy on any other matter properly brought before the Annual Meeting.

If I hold my shares in “street name” through a broker and do not provide voting instructions, can my broker still vote my shares?

Under the rules of the NYSE, brokers that have not received voting instructions from their customers 10 days prior to the meeting date may vote their customers’ shares in the brokers’ discretion on the proposals regarding the ratification of the appointment of the independent registered public accounting firm because such matter currently is deemed a “discretionary” matter under NYSE rules. In addition, certain member brokers will only vote uninstructed shares in the same proportion as the instructions received by that broker from all other stockholders.

NYSE rules were amended this year so that the election of directors is now a “non-discretionary” matter, which means that member brokers that have not received instructions from the beneficial owners of shares of Common Stock do not have discretion to vote the shares held by those beneficial owners on the election of directors.

How many votes are required to transact business at the Annual Meeting?

A majority of all issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting constitutes a quorum (i.e., the minimum number of shares that must be present or represented by proxy at the Annual Meeting in order to transact business). Subject to the rules regarding the votes necessary to adopt the proposals discussed below, abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present. “Broker non-votes” are proxies returned by brokerage firms for which no voting instructions have been received from beneficial owners. Once a share is represented for any purpose at the Annual Meeting, it will be deemed present for quorum purposes for the remainder of the meeting (including any meeting resulting from any adjournments or postponements of the Annual Meeting, unless a new record date is set).

How are votes counted?

Election of Directors

Under our Amended and Restated Bylaws, a plurality of the votes cast by stockholders represented and entitled to vote at the Annual Meeting is required for the election of directors. Accordingly, the directorships to be filled at the Annual Meeting will be filled by the nominees receiving the highest number of votes. In the election of directors, votes may be cast in favor of or withheld with respect to any or all nominees.

Ratification of the Appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm

Under our Amended and Restated Bylaws, the affirmative vote of a majority of the votes cast by stockholders entitled to vote at the Annual Meeting is required to ratify the appointment of our independent registered public accounting firm. An abstention from voting on this matter will be treated as “present” for quorum purposes. However, since an abstention is not treated as a “vote” for or against the matter, it will have no effect on the outcome of the vote.

Abstentions, Broker Non-Votes and Withheld Votes

Because directors are elected by a plurality of the votes cast, an abstention, broker non-vote or withheld vote will have no impact on the election.

In the case of the approval of the ratification of the appointment of Ernst & Young LLP, only votes cast “for” or “against” the approval or ratification will be considered; abstentions, broker non-votes and withheld votes will not be treated as a vote “for” or “against” the ratification or approval and therefore will have no effect on the vote.

Who pays for the expenses of this proxy solicitation?

In addition to soliciting proxies through the mail, we may solicit proxies through our directors, officers and employees in person and by telephone or facsimile. Brokerage firms, nominees, custodians and fiduciaries also may be requested to forward proxy materials to the beneficial owners of shares held of record by them. We will pay all expenses incurred in connection with the solicitation of proxies.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 21, 2010

This Proxy Statement and our Annual Report are available at www.proxyvote.com.

The Annual Report of IntercontinentalExchange, Inc. for the fiscal year ended December 31, 2009 (the “Annual Report”), which includes our Form 10-K for the fiscal year ended December 31, 2009 (the “Form 10-K”), is being mailed with this Proxy Statement. Stockholders are referred to the Annual Report for financial and other information about us. The Annual Report is not a part of this Proxy Statement. This Proxy Statement and the Annual Report are also available on our website at www.theice.com. We will also provide a copy of the Annual Report no charge upon written or verbal request. See Distribution of Certain Documents below.

Also, we are required to file annual, quarterly and current reports, proxy statements and other reports with the Securities and Exchange Commission (the “SEC”). Copies of these filings are available through our website at www.theice.com or the SEC’s website at www.sec.gov. We will furnish copies of our SEC filings (without exhibits), including our Form 10-K, without charge to any stockholder upon written or verbal request to us at IntercontinentalExchange, Inc., 2100 RiverEdge Parkway, Suite 500, Atlanta, Georgia 30328, Attn: Investor Relations, telephone: 770-857-4700, e-mail ir@theice.com.

In addition, the charters of our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Regulatory Oversight Committee are available on our website at www.theice.com. We also provide our Code of Business Conduct and Ethics, which includes our Whistleblower Policy, our Board Communication Policy and our Board of Directors Governance Principles on our website at www.theice.com. We will also provide a printed copy of these documents to stockholders upon request.

Distribution of Certain Documents

In accordance with a notice sent to certain street name stockholders of our Common Stock who share a single address, only one copy of this Proxy Statement and our Annual Report is being sent to that address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if any stockholder residing at such an address wishes to receive a separate copy of this Proxy Statement or our Annual Report, he or she may contact us at IntercontinentalExchange, Inc., 2100 RiverEdge Parkway, Suite 500, Atlanta, Georgia 30328, Attn: Investor Relations, telephone: 770-857-4700, e-mail: ir@theice.com, and we will deliver those documents to such stockholder promptly upon receiving the request. Any such stockholder may also contact Investor Relations if he or she would like to receive separate proxy statements and annual reports in the future. If you are receiving multiple copies of our annual report and proxy statement, you may request “householding” in the future by also contacting Investor Relations.

ITEM 1 — ELECTION OF DIRECTORS

Board of Directors

Under our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, our Board of Directors sets the number of directors who may serve on the Board of Directors at any time. The size of our Board of Directors is currently set at 11 directors and presently consists of 11 directors. Mr. Schoenhut, who has been a member of our Board of Directors since 2007 when we acquired ICE Futures U.S., Inc., is not standing for re-election at our Annual Meeting. There were no disagreements between Mr. Schoenhut and us with respect to any matters relating to our operations, policies or practices that led to Mr. Schoenhut not standing for re-election. Accordingly, our Board of Directors will consist of ten directors as of the date of our Annual Meeting. Our Board thanks Mr. Schoenhut for his dedicated service. All of our directors are elected annually for a one-year term expiring at the next annual meeting of stockholders. Each director will hold office until his or her successor is duly elected and qualified or until the director’s earlier resignation or removal.

At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the ten nominees named in this Proxy Statement. The Nominating and Corporate Governance Committee of our Board of Directors is conducting a search for a director candidate to fill the one vacancy. For a discussion of our policy regarding qualification and nomination of director candidates, see Corporate Governance – Nomination of Directors below.

Nominees for Election as Directors at the 2010 Annual Meeting

On the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors has nominated the persons named below for election as directors at the Annual Meeting, each to serve for a one-year term expiring at the next annual meeting of stockholders in 2011. All of the nominees currently are members of the Board of Directors. Our Board of Directors, upon the recommendation of our Nominating and Corporate Governance Committee, has determined that each of our non-employee directors is independent in accordance with the listing standards of NYSE and our Board of Directors Governance Principles as described below under Corporate Governance – Independent Non-Employee Directors. In addition, for a discussion of the qualifications of the director nominees considered by our Nominating and Corporate Governance Committee, see the below information under Biographical Information and Corporate Governance – Nomination of Directors.

Each of the nominees has confirmed that he or she expects to be able to continue to serve as a director until the end of his or her term. If, however, at the time of the Annual Meeting, any of the nominees named below is not available to serve as a director (an event which the Board of Directors does not anticipate), all the proxies granted to vote in favor of such director’s election will be voted for the election of such other person or persons, if any, recommended by the Nominating and Corporate Governance Committee and designated by the Board of Directors. Proxies cannot be voted for a greater number of directors than the ten nominees named in this Proxy Statement.

Set forth below are the nominees’ names, biographical information, age, summary of qualifications and the year in which each was first elected a director of ICE:

Name	Biographical Information	Age	Director Since
Charles R. Crisp	Mr. Crisp is the retired President and Chief Executive Officer of Coral Energy, a Shell Oil affiliate responsible for wholesale gas and power activities. He served in this position from 1999 until his retirement in October 2000, and was President and Chief Operating Officer from January 1998 through February 1999. Prior to that, Mr. Crisp served as President of the power generation group of Houston Industries, he served as President and Chief Operating Officer of Tejas Gas Corporation from 1988 to 1996, he served as a Vice President, Executive Vice President and President at Houston Pipeline Co. from 1985 to 1988, he served as Executive Vice President of Perry Gas Co. Inc. from 1982 to 1985 and he was with Conoco, Inc., where he held various international positions in engineering, operations and management from 1969 to 1982. Mr. Crisp currently serves as a director of EOG Resources, Inc., AGL Resources, Inc. and Targa Resources, Inc. Mr. Crisp holds a B.S. degree in Chemical Engineering from Texas Tech University and completed the Program for Management Development at Harvard Graduate School of Business. In light of Mr. Crisp’s broad knowledge of the energy markets and related businesses, his service on the boards of other public companies and the knowledge and experience he has gained and contributions he has made during his tenure as a director of ICE, our Board has concluded that Mr. Crisp should be re-elected to our Board.	62	2002

Jean-Marc Forneri	Mr. Forneri is founder and senior partner of Bucephale Finance, a boutique M&A firm specializing in large transactions for French corporations, foreign investors and private equity firms. For the seven years prior to Bucephale’s founding, Mr. Forneri headed the investment banking business of Credit Suisse First Boston in Paris. He was Managing Director and Head of Credit Suisse First Boston France S.A., and Vice Chairman, Europe. Prior to that, Mr. Forneri was a Partner of Demachy Worms & Cie Finance from 1994 to 1996, where he was in charge of investment banking activities of Group Worms. Mr. Forneri is also a director of Balmain SA and Grand Port Maritime de Marseille. Mr. Forneri holds a B.S. in Political Science from the Ecole Nationale d’Adminstration. In light of Mr. Forneri’s extensive financial services background, merger and acquisition experience and international business experience, as well as the contributions he has made during his tenure as a director of ICE, our Board has concluded that Mr. Forneri should be re-elected to our Board.	50	2002

Name	Biographical Information	Age	Director Since
Fred W. Hatfield	Mr. Hatfield is the founder of Hatfield Advisory Services and a Senior Counselor for Federal Regulatory Affairs at Public Insight, LP. Mr. Hatfield has served on the board of directors of ICE Futures U.S., Inc. since January 2007 and on the Board of Managers of ICE Trust U.S. LLC since 2009, both of which are our subsidiaries. Currently, he serves on the board of directors of the Managed Funds Association and he is a member of the Obama Economic Policy Advisory Committee, Competitiveness: Strengthening America’s Business Climate. Prior to that, Mr. Hatfield served as a Public Policy Advisor at Patton Boggs, LLP from 2006 to 2007 and he was a Commissioner of the Commodity Futures Trading Commission from 2004 to 2006. Mr. Hatfield served as Chief of Staff to former Senator John Breaux (D-LA) from 1995 to 2004 and former House Majority Whip, Tony Coelho (D-CA) from 1980 to 1989. He has over ten years experience in the areas of energy, private equity/venture capital/hedge funds, and financial services and products. Mr. Hatfield served as Deputy Commissioner General of the U.S. Pavilion at the World’s Fair in Lisbon, Portugal in 1998. He has a B.A. degree from California State University. In light of Mr. Hatfield’s extensive regulatory and legislative background and his experience in the sectors mentioned above, his service on the boards of our subsidiaries and the knowledge and experience he has gained and contributions he has made during his tenure as a director of ICE, our Board has concluded that Mr. Hatfield should be re-elected to our Board.	55	2007

Terrence F. Martell, Ph.D	Dr. Martell is the Director of the Weissman Center for International Business at Baruch College/CUNY, where he is also the Saxe Distinguished Professor of Finance. As Director of Weissman Center for International Business, Dr. Martell oversees a myriad of international programs and projects. His particular area of expertise is international commodity markets and he teaches and conducts research in this area. Dr. Martell also serves on the board of directors of ICE Futures U.S., Inc., where he is Vice Chairman and, since 2009, also serves on the Board of Managers of ICE Trust U.S. LLC, both of which are our subsidiaries. He is chair of the Risk Committee for ICE Trust U.S. LLC. Prior to joining Baruch College in 1988, Dr. Martell was Senior Vice President of the Commodity Exchange, Inc. in New York City. Dr. Martell is currently a board member of the Manhattan Chamber of Commerce and is a member of the Executive Committee of the Chamber. Mr. Martell also is a member of the New York City District Export Council of the U.S. Department of Commerce. He has a B.A. in Economics from Iona College and a PhD in Finance from Pennsylvania State University. In light of Dr. Martell’s extensive knowledge of trading markets and his experience in the sectors mentioned above, his service on the boards of our subsidiaries and the knowledge and experience he has gained and contributions he has made during his tenure as a director of ICE, our Board has concluded that Dr. Martell should be re-elected to our Board.	64	2007

Name	Biographical Information	Age	Director Since
Sir Callum McCarthy	Sir Callum McCarthy is the former Chairman of the U.K. Financial Services Authority (the “FSA”), a role he held from September 2003 until September 2008. Before his post at the FSA, Sir Callum was Chairman and Chief Executive of Ofgem, the economic regulator of the gas and electricity industries in the U.K., from 1998 to 2003. Prior to Ofgem, Sir Callum held numerous senior level positions in the financial services industry from 1985 to 1998, including Barclays Bank (North America and Japan), Barclays de Zoete Wedd (BZW) and Kleinwort Benson. He also held various posts in the U.K. Department of Trade and Industry from 1972 to 1985. In November 2009, he was appointed chairman of JC Flowers & Co. UK Ltd. and in December 2009, he joined the Board of Directors of Industrial & Commercial Bank of China. Sir Callum is a Non-Executive Director of HM Treasury and a Trustee of the University of Oxford Saïd Business School. Sir Callum holds a Master of Science from the Stanford University Graduate School of Business, where he was a Sloan fellow, a Master of Arts in History from Merton College at Oxford University and a Doctorate in Economics from Stirling University. In light of Sir Callum’s extensive regulatory and legislative background and his international experience in the financial services sector, our Board has concluded that Sir Callum McCarthy should be re-elected to our Board.	66	2009

Sir Robert Reid	Sir Robert Reid was the Deputy Governor of the Halifax Bank of Scotland from 1997 until 2004. He has served as the Chairman of the boards of directors of ICE Futures Europe since 1999 and ICE Clear Europe since 2008, each a wholly-owned subsidiary. He spent much of his career at Shell International Petroleum Company Limited, and served as Chairman and Chief Executive of Shell U.K. Limited from 1985 until 1990. He became Chairman of the British Railways Board in 1990, and retired from that post in 1995. From 1994 to 1997, he was Chairman of London Electricity. He was Chairman of the Council of The Industrial Society between 1993 and 1997, Chairman of Sears plc from 1995 until 1999, Chairman of Sondex Limited from 1999 until 2002 and Chairman of Kings Cross Partnership from 1999 until 2003. He also served as a Non-Executive Director on the boards of Avis Europe from 2002 until 2004 (Chairman), Sun Life Financial Services of Canada from 1999 until 2004, Siemens from 1998 until 2006, The Merchants Trust from 1995 until 2008 and CHC Helicopter Corporation from 2004 until 2008. He has served on the boards of directors of Benella Limited since 2004, Diligenta Limited since 2005, Jubilant Energy NV since 2007 and EEA Helicopter Operations B.V. since 2008. He received his Knighthood in Queen Elizabeth’s 1990 Birthday Honours. In light of his broad knowledge of, and extensive experience in, the energy markets and related international businesses, his service on the boards of our subsidiary operating companies and other companies and the knowledge and experience he has gained and contributions he has made during his tenure as a director of ICE, our Board has concluded that Sir Robert Reid should be re-elected to our Board.	75	2001

Name	Biographical Information	Age	Director Since
Frederic V. Salerno	Mr. Salerno is the former Vice Chairman of Verizon Communications, Inc. Before the merger of Bell Atlantic and GTE, Mr. Salerno was Senior Executive Vice President, Chief Financial Officer and served in the Office of the Chairman of Bell Atlantic from 1997 to 2001. Prior to joining Bell Atlantic, he served as Executive Vice President and Chief Operating Officer of New England Telephone from 1985 to 1987, President and Chief Executive Officer of New York Telephone from 1987 to 1991 and Vice Chairman — Finance and Business Development at NYNEX from 1991 to 1997. Mr. Salerno served on the boards of directors of Verizon Communications, Inc. from 1991 to 2001, AVNET, Inc. from 1993 to 2003, Consolidated Edison, Inc. from 2002 to 2007, The Bear Stearns Companies, Inc. from 1993 to 2008, and was Chairman of Orion Power from 1999 until its sale in 2001. He has served on the boards of directors of Viacom, Inc. since 1996, Akamai Technologies, Inc. since 2002, Popular, Inc. since 2003, CBS Corporation since 2007 and National Fuel Gas Company since 2008. He has a B.S. in Engineering from Manhattan College and an MBA from Adelphi University. In light of Mr. Salerno’s broad knowledge of financial markets and his business acumen, his service on the board of our subsidiary, ICE Trust U.S. LLC and other public companies, and the knowledge and experience he has gained and contributions he has made during his tenure as a director of ICE, our Board has concluded that Mr. Salerno should be re-elected to our Board.	66	2002

Jeffrey C. Sprecher	Mr. Sprecher has been a director and our Chief Executive Officer since our inception and has served as our Chairman of the Board of Directors since November 2002. As our Chief Executive Officer, he is responsible for our strategic direction, operational and financial performance. Mr. Sprecher acquired CPEX, our predecessor company, in 1997. Prior to joining CPEX, Mr. Sprecher held a number of positions, including President, over a fourteen-year period with Western Power Group, Inc., a developer, owner and operator of large central-station power plants. While with Western Power, Mr. Sprecher was responsible for a number of significant financings. Mr. Sprecher serves on the U.S. Commodity Futures Trading Commission Global Market Advisory Committee and is a member of the Energy Security Leadership Council. In 2002, Mr. Sprecher was recognized by Business Week magazine as one of its Top Entrepreneurs. Mr. Sprecher holds a B.S. degree in Chemical Engineering from the University of Wisconsin and an MBA from Pepperdine University. In light of Mr. Sprecher’s in-depth knowledge of global markets, his guidance of ICE as Chief Executive Officer since he founded the company and the successful execution on key strategic initiatives to grow the company, our Board has concluded that Mr. Sprecher should be re-elected to our Board.	55	2001

Name	Biographical Information	Age	Director Since
Judith A. Sprieser	Ms. Sprieser was the Chief Executive Officer of Transora, Inc., a technology software and services company until March 2005. Prior to founding Transora in 2000, Ms. Sprieser was Executive Vice President of Sara Lee Corporation, serving prior to that as Sara Lee’s Chief Financial Officer. Ms. Sprieser has been a member of the boards of directors of Allstate Insurance Company since 1999, USG Corporation since 1994, Reckitt Benckiser, plc since 2003, Royal Ahold N.V. since 2006 and Adecco S.A. since 2008. She has a B.A. degree and an MBA from Northwestern University. In light of Ms. Sprieser’s financial expertise and her business acumen, and her service as a director for other public companies and the knowledge and experience she has gained and contributions she has made during her tenure as a director of ICE, our Board has concluded that Ms. Sprieser should be re-elected to our Board.	56	2004

Vincent Tese	Mr. Tese currently serves as Chairman of Wireless Cable International, Inc., a position he has held since 1995. Since 2009, Mr. Tese has also served as Chairman of the Board of ICE Trust U.S. LLC, our subsidiary. Previously, he served as New York State Superintendent of Banks from 1983 to 1985, Chairman and Chief Executive Officer of the Urban Development Corporation from 1985 to 1994, Director of Economic Development for New York State from 1987 to 1994, and Commissioner and Vice Chairman of the Port Authority of New York and New Jersey from 1991 to 1995. Mr. Tese also served as a Partner in the law firm of Tese & Tese from 1973 to 1977. He was a Partner in the Sinclair Group, a commodities trading and investment management company from 1977 to 1982, where he traded on the COMEX. He was also a co-founder of Cross Country Cable TV. Mr. Tese served as a member of the board of directors of The Bear Stearns Companies, Inc. from 1994 to 2008 and Custodial Trust Company from 1996 to 2008 and currently serves as a member of the boards of directors of Bowne & Co., Inc., Cablevision, Inc., Cabrini Mission Society, NRDC Acquisition Corp. and Mack-Cali Realty Corporation and serves as a trustee of New York University School of Law and New York Presbyterian Hospital. Mr. Tese has a B.A. degree in accounting from Pace University, a J.D. degree from Brooklyn Law School and a LL.M. degree in taxation from New York University School of Law. In light of Mr. Tese’s broad knowledge of trading and financial markets, the legal field and his business acumen, as well as his service on the board of our subsidiary, ICE Trust U.S. LLC and other public companies, and the knowledge and experience he has gained and contributions he has made during his tenure as a director of ICE, our Board has concluded that Mr. Tese should be re-elected to our Board.	67	2004

Based on the foregoing qualifications, our Nominating and Corporate Governance Committee believes that the ten director nominees collectively have the skills and experience to create a board that is well-suited to oversee and guide our business. Each has the integrity, business judgment, collegiality and commitment that are among the essential characteristics for a director of our Board. They also bring to our Board highly developed skills in, among other areas, finance, investing, accounting, regulatory affairs, business operations, organizational management and leadership. In addition, members of our Board have had a great diversity of experiences and bring to our Board a wide variety of views that strengthen their ability to guide ICE. They have had extensive involvement in international business and deep professional experience across a broad range of industries and in the energy and derivatives markets in particular. Most have lengthy direct experience in the oversight of public companies through their service on our Board and those of other public companies, as well as their current and past senior executive positions.

In addition to the information provided above, we note that Messrs. Salerno and Tese also served on the Board of Directors of Bear Stearns Companies Inc. (“Bear Stearns”) at the time of Bear Stearns’ acquisition by JP Morgan Chase & Co. and during the period preceding such acquisition. ICE’s Nominating and Corporate Governance Committee considered Messrs. Salerno and Tese’s service on the Bear Stearns Board of Directors prior to nominating Messrs. Salerno and Tese. As part of that consideration, ICE’s Nominating and Corporate Governance Committee were privy to oral evaluations of ICE’s Board and committee members by each current member of ICE’s Board of Directors, many of whom commented on their belief in the extensive experience, strong personal attributes, skill set and independence of ICE’s Board of Directors (including Messrs. Salerno and Tese), which collectively has contributed, in part, to our strong performance and strategic direction. Despite the events that occurred at Bear Stearns, we believe Messrs. Salerno and Tese’s service on the Bear Stearns Board of Directors and firsthand experience managing through those events enhances each of their qualifications to serve on ICE’s Board of Directors, particularly in light of ICE’s role in clearing derivatives, which helps reduce systemic risk.

Directors’ Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE TO THE BOARD.

Meetings and Committees of the Board of Directors

The Board of Directors conducts its business through meetings of the full Board of Directors and through committees of the Board of Directors, consisting of an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and a Regulatory Oversight Committee. The members of the committees are identified in the table below:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Regulatory Oversight Committee
Charles R. Crisp		X		X
Jean-Marc Forneri			X
Fred W. Hatfield			X	Chair
Terrence F. Martell, Ph.D	X
Sir Callum McCarthy				X
Sir Robert Reid		X	X
Frederic V. Salerno	Chair
Jeffrey C. Sprecher
Judith A. Sprieser	X		Chair
Vincent Tese		Chair

In 2009, our Board of Directors held six meetings, the Audit Committee held nine meetings, the Compensation Committee held eight meetings and the Nominating and Corporate Governance Committee held six meetings. The Regulatory Oversight Committee was formed in 2010. Our non-management directors meet periodically in executive session without management participation, as required by NYSE listing standards. Mr. Salerno has been appointed by the Board of Directors as the non-management lead independent director presiding at these meetings.

As a matter of Board policy, it is expected that each director will be available to attend substantially all of the meetings of the Board of Directors and any committees on which the director serves. Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of the committees of which he or she is a member. As a matter of policy, it is expected that each director and nominee will attend annual meetings of stockholders. We currently expect that all of our directors and nominees will attend this Annual Meeting. All members of our Board of Directors attended last year’s Annual Meeting other than Ms. Judith Sprieser.

Each year, the Board of Directors and each committee conduct an assessment of its performance and at the conclusion of the evaluation process, discusses its results. As part of the evaluation process, each committee reviews its charter.

Audit Committee

The Audit Committee is comprised solely of directors who meet the independence requirements of the NYSE and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are financially literate, as required by NYSE rules. At least one member of the Audit Committee qualifies as an audit committee financial expert, as defined by the rules and regulations of the SEC. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to:

•	the quality and integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	our systems of internal controls regarding finance, accounting and legal compliance;

•	the independence, qualification and performance of our independent auditors;

•	the performance of our internal audit function; and

•	our auditing, accounting and financial reporting processes.

The Audit Committee is governed by a written Audit Committee Charter, which has been approved by our Board of Directors. We amended our Audit Committee Charter in February 2010. The charter is available on our website at www.theice.com. We will also provide a printed copy of the charter to stockholders upon request.

The members of the Audit Committee are Messrs. Salerno (Chairperson) and Martell and Ms. Sprieser. The Board of Directors has determined that Mr. Salerno and Ms. Sprieser are audit committee financial experts.

Compensation Committee

The Compensation Committee is comprised solely of directors who meet NYSE independence requirements, meet the requirements for a “Nonemployee Director” under the Exchange Act, and meet the requirements for an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee:

•	reviews and approves corporate goals and objectives relevant to the compensation of our executive officers, including our Chief Executive Officer;

•	evaluates our Chief Executive Officer’s performance and sets his compensation based on this evaluation;

•	approves, in consultation with our Chief Executive Officer, the compensation of our officers who are appointed by our Board of Directors;

•	reviews and approves option grants, bonus payments and stock awards to our officers;

•	exercises general oversight over our benefit plans and evaluates any proposed new retirement or benefit plans; and

•	reviews and approves severance or similar termination payments to former officers.

The Compensation Committee is governed by a written Compensation Committee Charter approved by our Board of Directors. We amended our Compensation Committee Charter in May 2008. The charter is available on our website at www.theice.com. We will also provide a printed copy of the charter to stockholders upon request.

The members of the Compensation Committee are Messrs. Tese (Chairperson), Crisp and Reid.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is comprised solely of directors who meet NYSE independence requirements. The Nominating and Corporate Governance Committee assists the Board of Directors in:

•	identifying and attracting highly qualified individuals to serve as directors and establishing criteria for selecting new board members;

•	selecting director nominees for the next annual meeting of stockholders;

•	developing and maintaining a set of corporate governance guidelines;

•	reviewing and approving related-party transactions;

•	devising a code of business conduct and ethics for directors, officers and employees; and

•	monitoring and safeguarding the Board of Directors’ independence.

The Nominating and Corporate Governance Committee is governed by a written Nominating and Corporate Governance Committee Charter approved by our Board of Directors. We amended our Nominating and Corporate Governance Committee Charter in May 2008. The charter is available on our website at www.theice.com. We will also provide a printed copy of the charter to stockholders upon request.

The members of the Nominating and Corporate Governance Committee are Ms. Sprieser (Chairperson), Mr. Hatfield, Mr. Forneri and Sir Reid.

Regulatory Oversight Committee

The Regulatory Oversight Committee is comprised solely of directors who meet NYSE independence requirements. The Regulatory Oversight Committee assists the Board overseeing our over the counter, or OTC, regulatory program for energy contracts that serve a “significant price discovery function” as defined by the Commodity Futures Trading Commission (the “CFTC”). In March 2010, our OTC energy market became a regulated entity subject to the regulation of the CFTC and, as part of our obligations as a regulated entity, our OTC market must comply with nine core principles specified by the CFTC. One of these core principles requires us to minimize conflicts of interest in our decision making process. To comply with this core principle’s acceptable practices, we adopted a Regulatory Oversight Committee to oversee our regulated OTC energy business.

The Regulatory Oversight Committee assists the Board of Directors in:

•

monitoring and overseeing our OTC regulatory program for significant price discovery contracts, including trade practice and market surveillance, audits, examinations, investigations and other regulatory responsibilities;

•	reviewing the size and allocation of the regulatory budget and resources;

•	supervising our OTC chief regulatory officer, who reports directly to the Regulatory Oversight Committee;

•	preparing an annual report assessing our OTC self-regulatory program for significant price discovery contracts;

•	recommending changes that ensure fair, vigorous and effective regulation; and

•	reviewing regulatory proposals and advising as to whether and how such changes may impact regulation.

The Regulatory Oversight Committee is governed by a written Regulatory Oversight Committee Charter approved by our Board of Directors in March 2010. The charter is available on our website at www.theice.com. We will also provide a printed copy of the charter to stockholders upon request.

The members of the Regulatory Oversight Committee are Mr. Hatfield (Chairperson), Mr. Crisp and Sir McCarthy.

CORPORATE GOVERNANCE

Independent Non-Employee Directors

The IntercontinentalExchange, Inc. Board of Directors Governance Principles (the “Governance Principles”) adopted by our Board of Directors described below provide that a majority of our directors must be “independent directors” and specify independence standards consistent with NYSE listing standards. Following the election of the nominees to the Board of Directors, nine of our ten directors holding office will be independent directors. Our Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that each non-management director and nominee is independent in accordance with NYSE listing standards and our Governance Principles, and does not have any relationship that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors.

In making its independence determinations, our Board of Directors and the Nominating and Corporate Governance Committee considered transactions, if any, between each non-employee director and ICE, including the following commercial relationship involving Mr. Hatfield that our Board of Directors and the Nominating and Corporate Governance Committee found to be immaterial under the NYSE listing requirements and our Governance Principles. From January 1, 2007 through August 31, 2007, Mr. Hatfield was employed by Patton Boggs LLP, a law firm retained by ICE to perform certain lobbying work for a retainer of $25,000 per month for six months (an aggregate of $150,000 for 2007). Mr. Hatfield was the person primarily responsible for providing these services to ICE in connection with its engagement of Patton Boggs. However, ICE no longer retains Patton Boggs or Mr. Hatfield for lobbying work. Given the amount of consideration paid to Patton Boggs, the size of the law firm, and the fact that Mr. Hatfield is no longer employed with Patton Boggs, the Nominating and Corporate Governance Committee and our Board of Directors concluded that this relationship was immaterial and did not impair Mr. Hatfield’s qualification as an independent director under the NYSE listing standards or our Governance Principles. However, due to the indirect benefit he received, the Nominating and Corporate Governance Committee concluded that he will only be eligible to serve on the Nominating and Corporate Governance and Regulatory Oversight Committees and not be eligible to serve on the Audit or Compensation Committees until 2011.

Nomination of Directors

Our Board of Directors is responsible for approving candidates for board membership and has delegated the screening and recruitment process to the Nominating and Corporate Governance Committee. In furtherance of this process, our Board of Directors and Nominating and Corporate Governance Committee have adopted the IntercontinentalExchange, Inc. Policy Regarding Qualification and Nomination of Director Candidates (the “Nomination Policy”). The Nomination Policy does not set specific, minimum qualifications that nominees must meet, but rather specifies that each nominee should be evaluated on his or her individual merit taking into account the factors described below.

The Nominating and Corporate Governance Committee seeks to create a Board of Directors that consists of a diverse group of qualified individuals that function effectively as a group. Qualified candidates for director are those who, in the judgment of the Nominating and Corporate Governance Committee, possess strong personal attributes and sufficient experience relating to our business needs to assure effective service on our Board of Directors. Personal attributes considered by the Nominating and Corporate Governance Committee when evaluating a board candidate include: leadership, ethical nature, contributing nature, independence, interpersonal skills and effectiveness. Experience and qualifications considered by the Nominating and Corporate Governance Committee when evaluating a board candidate include: financial acumen, general business experience, industry knowledge, diversity of viewpoints, special business experience and expertise in a relevant area. When the Nominating and Corporate Governance Committee reviews a potential new candidate, the Nominating and Corporate Governance Committee looks specifically at the candidate’s qualifications in light of the needs of our Board of Directors and ICE at that time given the then current mix of director attributes.

We believe that ICE benefits from having directors with a diversity of viewpoints, backgrounds, experiences and other demographics. As noted above, one of the factors that the Nominating and Corporate Governance Committee considers in identifying and evaluating a potential nominee is the extent to which the nominee would add to the diversity of our Board, and the Nominating and Corporate Governance Committee assesses the diversity of our Board and how a nominee would enhance that diversity.

The Nominating and Corporate Governance Committee will use a variety of methods to identify and evaluate nominees for director. The Nominating and Corporate Governance Committee will periodically assess the appropriate size of the Board of Directors and whether any vacancies on the Board of Directors are expected. In the event that vacancies are anticipated or otherwise arise, the Nominating and Corporate Governance Committee will seek to identify director candidates based on input provided by a number of sources, including: (i) Nominating and Corporate Governance Committee members, (ii) other directors, (iii) management and (iv) our stockholders. The Nominating and Corporate Governance Committee also has the authority to consult with or retain advisors or search firms to assist in the identification of qualified director candidates. The Nominating and Corporate Governance Committee is currently searching for a director candidate who adds to the skill set possessed by the current members of the Board of Directors, including candidates who have experience or a background in particular markets we have or may enter into, market oversight, legislative or regulatory practices or the derivatives markets. The Nominating and Corporate Governance Committee has considered possible candidates to fill the board seat that will become vacant after the date of our Annual Meeting, but does not expect to nominate a potential candidate prior to the Annual Meeting.

Once director candidates have been identified, the Nominating and Corporate Governance Committee will evaluate each candidate in light of his or her qualifications and credentials, and any additional factors that the Nominating and Corporate Governance Committee deems necessary or appropriate, including those set forth above. Qualified prospective candidates will be interviewed by our Chairman and Chief Executive Officer and at least one member of the Nominating and Corporate Governance Committee. The full Board of Directors will be kept informed of the candidate’s progress. Using input from such interviews and other information obtained by it, the Nominating and Corporate Governance Committee will evaluate whether a prospective candidate is qualified to serve as a director and, if so qualified, will seek the approval of the full Board of Directors for the nomination of the candidate or the election of such candidate to fill a vacancy on the Board of Directors.

Existing directors who are being considered for re-nomination will be re-evaluated by the Nominating and Corporate Governance Committee based on each director’s satisfaction of the qualifications described above and his or her performance as a director during the preceding year. All candidates submitted by stockholders will be evaluated in the same manner as candidates recommended from other sources, provided that the procedures set forth below under Stockholder Recommendations for Director Candidates have been followed.

All of the current nominees for director recommended for election by the stockholders at the 2010 Annual Meeting are current members of the Board of Directors. Based on the Nominating and Corporate Governance Committee’s evaluation of each nominee’s satisfaction of the qualifications described above and their performance as directors in 2009, the Nominating and Corporate Governance Committee has decided to recommend the nominees for re-election and the Board of Directors has approved such recommendation. For the reasons specified in the biography of each director identified under Nomination for Election as Directors at the 2010 Annual Meeting, our Board has concluded that each director nominee should be re-elected to our Board of Directors. The Nominating and Corporate Governance Committee has not received any nominations from stockholders for the 2010 Annual Meeting.

Board Leadership Structure

Our Board of Directors Governance Principles provide for: the role of the Chairman of the Board and Chief Executive Office to be combined; a lead independent director; and strong, active independent directors. Under our Bylaws, the Chairman of the Board presides over meetings of the Board of Directors, presides over meetings of stockholders, consults and advises the Board of Directors and its committees on our business and affairs, and performs such other duties as may be assigned by the Board. The Chairman of the Board, in consultation with the lead independent director, establishes the agenda for Board of Director meetings and facilitates constructive and useful communication between management and the Board of Directors. Our independent directors have elected Mr. Salerno as the lead independent director for 2010, a position he has held since 2008. As lead independent director, Mr. Salerno presides at all executive sessions of the non-management directors.

Our Chief Executive Officer is in general charge of our business affairs, subject to the overall direction and supervision of the Board of Directors and its Committees and subject to such powers as reserved by the Board. Mr. Sprecher serves as both Chairman of the Board and Chief Executive Officer. Our Board believes that this leadership structure – a combined Chairman of the Board and Chief Executive Officer, a lead independent director, active and strong non-employee directors, and Committees led and comprised of independent directors – is the most effective for us at this time.

Our Board believes that the Chief Executive Officer is in the best position to most effectively serve as the Chairman of the Board for many reasons as he is closest to many facets of our business, including his frequent contact with our customers, regulators and shareholders. In addition, his direct involvement in the day to day management of our business ensures timely communication with the Board on critical business matters, which is important given the complexity and global nature of our business. Further, much of our business is conducted through our operating subsidiaries, which are overseen by their own board of directors on which Mr. Sprecher serves. The multiple roles in which Mr. Sprecher serves allows him to be a single point of contact to effectively communicate key issues and topics of importance to our Board of Directors. The Board of Directors believes this structure has functioned well and effectively balances a strong management team with appropriate safeguards and oversight by non-employee directors.

Board Oversight of Risk

Our Board of Directors is responsible for overseeing ICE’s risk management process, which includes general risk management as well as particular risks facing our business. With the assistance of our Audit Committee, the Board oversees that our assets are properly safeguarded, that the appropriate financial and other controls are maintained, and that our business is conducted prudently and in compliance with applicable laws and regulations and our corporate governance structure. In this regard, our Board of Directors seeks to understand and oversee critical business risks and does not view the risks facing our business in isolation. While risks are considered in business decision-making and as part of our overall business strategy, the Board of Directors recognizes that it is neither possible nor prudent to eliminate all business risk. Our Board of Directors believes that purposeful and appropriate risk-taking is essential for our business to be competitive on a global basis, to continue to grow and diversify, and to achieve our overall business objectives.

While the Board oversees risk management, our management is charged with managing risk. We have adopted robust internal processes and a strong internal control environment to identify and manage operational and financial risks. The Board and the Audit Committee monitor and evaluate the effectiveness of the internal controls and the risk management program and management communicates routinely with the Audit Committee on the risks identified and how they are being managed. Directors may, and often do, communicate directly with senior management on any areas of our business for which they would like additional information.

Board of Directors Governance Principles

We have adopted Governance Principles that guide the Board of Directors on matters of corporate governance, including composition of the Board of Directors; duties and responsibilities of the Board of

Directors; committees of the Board of Directors; leadership, functioning and evaluation of the Board of Directors; director independence, orientation, compensation, education and access to management; access to independent advisors by our Board of Directors; number of public company boards that our directors can serve; term limits; and director compliance with the Code of Business Conduct and Ethics.

The Governance Principles also provide that non-management directors meet in executive session without the participation of management at all regularly scheduled meetings of the Board of Directors as deemed necessary and at any other time as necessary to fulfill the Board of Directors’ responsibilities. In addition, the Governance Principles also state that if all non-management directors are not independent directors, then the independent directors will meet at least once annually. Our Governance Principles require that our directors limit their other directorships of public companies to five. Further, our Governance Principles require that employee directors tender their resignation from the Board of Directors coincident with their termination, resignation or retirement as employees.

A copy of the Governance Principles is available on our website at www.theice.com. We will provide a printed copy of the Governance Principles to stockholders upon request.

Stockholder Recommendations for Director Candidates

The Nominating and Corporate Governance Committee considers nominees recommended by stockholders as candidates for election to the Board of Directors. A stockholder wishing to nominate a candidate for election to the Board of Directors at an annual meeting is required to give written notice to our Secretary of his or her intention to make a nomination. Pursuant to our Amended and Restated Bylaws, the notice of nomination must be received not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year; provided, however, that if and only if the annual meeting is not scheduled to be held within a period that commences 30 days before and ends 30 days after such anniversary date, the stockholder notice must be given by the later of the close of business on the date 90 days prior to such annual meeting date or the close of business on the tenth day following the date on which the annual meeting is publicly announced or disclosed. Please see Stockholders’ Proposals for 2011 Annual Meeting below for additional information.

To recommend a nominee, a stockholder should write to Corporate Secretary, c/o IntercontinentalExchange, Inc., 2100 RiverEdge Parkway, Suite 500, Atlanta, Georgia 30328. Any such recommendation must include:

•	a statement in writing setting forth the name of the person or persons to be nominated;

•	the number and class of all shares of each class of stock of IntercontinentalExchange owned of record and beneficially by each such person, as reported to such stockholder by such person;

•	the information regarding each such person required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the SEC, as amended from time to time;

•	each such person’s signed consent to serve as a director if elected;

•	such stockholder’s name and address;

•	the number and class of all shares of each class of stock of IntercontinentalExchange owned of record and beneficially by such stockholder;

•	in the case of a nominee holder, evidence establishing such nominee holder’s indirect ownership of stock and entitlement to vote such stock for the election of directors at the annual meeting; and

•

information disclosing all ownership interests in ICE, including derivatives, hedged positions and other economic and voting interests, as specified in items (iv) through (xiv)  under Stockholders’ Proposals for 2011 Annual Meeting below.

Code of Business Conduct and Ethics

We have adopted the Code of Business Conduct and Ethics, which applies to all of our directors, officers and employees. The Code of Business Conduct and Ethics meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K, and applies to our Chief Executive Officer and Chief Financial Officer (who is both our principal financial officer and principal accounting officer), as well as all other employees, as indicated above. The Code of Business Conduct and Ethics also meets the requirements of a code of conduct under NYSE listing standards. The Code of Business Conduct and Ethics is available on our website at www.theice.com. We will provide a printed copy of the Code of Business Conduct and Ethics to stockholders upon request.

Communications with the Board of Directors

We have established a process for interested parties to communicate with members of the Board of Directors. If you have any concern, question or complaint regarding any accounting, auditing or internal controls matter, or any issues arising under our Code of Business Conduct and Ethics or other matters that you wish to communicate to our Board of Directors or non-management directors, send these matters in writing to:

Corporate Secretary

IntercontinentalExchange, Inc.

2100 RiverEdge Parkway, Suite 500

Atlanta, GA 30328

You may submit your concern anonymously or confidentially by postal mail. You may also indicate whether you are a stockholder, customer, supplier, or other interested party. Communications are distributed to the Board of Directors, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. Information about our Board of Directors communications policy can be found on our website at www.theice.com under the links “About ICE — Investors & Media — Corporate Governance — Board Communication Policy.”

COMPENSATION DISCUSSION & ANALYSIS

Introduction

Our Compensation Committee is responsible for designing, administering and implementing our executive compensation programs. The Compensation Committee is composed of three directors, each of whom is a “non-employee director,” as defined in Rule 16b-3 promulgated under the Exchange Act, and an “outside director,” as defined pursuant to Section 162(m) of the Code. The Compensation Committee determines the type and level of compensation for executive officers (generally defined as Section 16 officers under the Exchange Act, but the Compensation Committee has historically included all corporate officers under this definition), reviews the performance of the Chief Executive Officer, and oversees the administration of ICE’s Executive Bonus Plan, ICE’s broad-based employee annual bonus plan and all of ICE’s equity compensation plans. The Compensation Committee Charter, which is periodically reviewed and revised by the Compensation Committee and the Board of Directors, outlines the specific responsibilities of the Compensation Committee.

In this section, we discuss certain aspects of our compensation program as it relates to our principal executive officer (Jeffrey C. Sprecher, Chairman and Chief Executive Officer), our principal financial officer (Scott A. Hill, Senior Vice President, Chief Financial Officer), and our four other most highly-compensated executive officers in 2009 (Charles A. Vice, President and Chief Operating Officer; David S. Goone, Senior Vice President, Chief Strategic Officer; Edwin D. Marcial, Senior Vice President, Chief Technology Officer, and Sunil Hirani, former Senior Vice President, Corporate Development Officer). As discussed in more detail below, Mr. Hirani’s employment with us ended on December 31, 2009. These individuals are referred to as our “Named Executive Officers” or “NEOs”.

Compensation Objectives, Components and Practices

The goal of our executive compensation philosophy is to link compensation with individual achievement, company performance, and the creation of stockholder value. This philosophy manifests itself in the following four primary objectives:

•	attract, retain and reward executive officers capable of achieving our business objectives;

•	offer competitive compensation opportunities that reward individual contributions and corporate performance;

•	align the interests of executive officers and stockholders through long-term equity incentives; and

•	pay total compensation that is commensurate with the performance achieved and value created for stockholders.

Our compensation program offers several distinct elements that are designed to align performance with rewards, retain our executives and reward the achievement of the objectives outlined above, including:

•

Base salary: The foundation of our executive compensation framework is base salary, which enables us to recruit and retain qualified employees and to offer a competitive compensation program. We operate in global and competitive markets, and a competitive base salary is required to develop and maintain a workforce capable of accomplishing ICE’s business objectives. We offer base salaries commensurate with the experience of the executive and the scope of their role.

•

Annual bonus: Our bonus plan is designed to reward the accomplishment of our short-term (i.e., approximately one-year) performance targets. For 2009, these targets reflect a balance between growth targets, profitability metrics, and other key strategic objectives, with a significant portion of the bonus plan funding tied to corporate financial results and a significant degree of “stretch” built in to encourage outstanding corporate performance. These bonuses include primarily quantitative but also qualitative components, based on both corporate and individual achievement.

•

Equity compensation: Since our inception, we have offered broad-based equity awards that are intended to align the interests of all employees, including executive officers, and stockholders over a long-term (i.e., greater than one-year) period. We have used a variety of equity vehicles, including stock options, time-vesting restricted stock, and performance-based restricted stock to deliver long-term incentive compensation in a manner that is intended to align employee interests with the interests of our stockholders, while serving as a retention tool through multi-year vesting schedules. Equity holding requirements are also in place for all of our officers and directors. At more senior levels (i.e., officers and executive officers), the Compensation Committee places a heavier emphasis on performance-based awards that are generally comprised of a combination of stock options that only deliver value if ICE’s share price increases above the strike price on the date of grant and other forms of performance-based awards that incorporate stretch targets so that the awards “pay for themselves” though increased earnings.

•	Benefits and perquisites: As with the base salary, our benefits and perquisites are intended to attract and retain employees through a competitive and comprehensive benefits program.

For each NEO, the Compensation Committee reviews tally sheets that report total compensation paid to the NEO and compares both the total and each element of compensation against relevant and available market data, and targets the competitive market range, which has historically been between the 50th and 75th percentile. Mr. Sprecher provides input to the Compensation Committee regarding his views on the performance of the other officers during the Compensation Committee’s annual review of salary, bonuses and equity awards. In addition to examining market data on individual positions, the Compensation Committee also focuses on the “total cost of management,” which is a comprehensive review of all compensation elements for the corporate officer group. We strive to maintain a low fixed cost structure, which generally consists of the base salary and benefits and perquisites elements described above. The variable compensation elements consist of the annual bonuses and equity awards, which primarily are designed to deliver value to the executives only if we achieve or exceed our performance objectives. ICE has maintained a “pay for performance” orientation since its founding in May 2000. While we do not maintain formal targets for the allocation of total compensation through each of the compensation elements outlined above, our compensation structure is designed to deliver the majority of its value through variable pay elements. In 2009, the average mix of compensation for our NEOs was approximately 60% long-term incentive pay (comprised of stock options and performance-based restricted stock awards), 25% non-equity incentive plan compensation (the 2009 bonus awards) and 15% base salary, for a mix of approximately 40% cash and 60% non-cash compensation. This mix is illustrated by the following pie chart:

As noted above, our Compensation Committee does not prescribe specific targets for the mix of compensation but rather at the end of each year reviews our performance compared to our peers, compares our mix of compensation to our peers and attempts to align our mix of compensation with our short- and long-term goals.

The Compensation Committee utilizes a peer group to benchmark ICE’s total compensation program. ICE’s peer group includes comparably-sized financial exchanges, financial services providers, technology companies and related companies based on metrics such as revenue, market capitalization, and number of employees. The peer group is reviewed annually by the Compensation Committee, with assistance and recommendations from Towers Watson, our compensation consultant, and adjustments are made as necessary. The peer group was reduced from 23 companies in 2008 to 15 companies in 2009 to take into consideration changes in the financial and other performance metrics noted above, as well as consolidation by certain members of the 2008 peer group. The Compensation Committee reviews annually the executive pay practices of these peer companies as reported in industry surveys, public filings and reports from compensation consulting firms. This information is considered when making recommendations for each element of compensation. For 2009, this peer group was comprised of 15 publicly traded financial exchanges, “e-financial services,” and technology companies that were comparable to ICE in terms of revenue, employees, revenue per employee, market capitalization, and market capitalization per employee. The 2009 peer group consisted of the following companies:

Citrix Systems Inc.	Interactive Data Corp.	The Nasdaq OMX Group Inc.
CME Group, Inc.	Investment Technology Group, Inc.	NYSE Euronext
FactSet Research Systems Inc.	Knight Capital Group Inc.	optionsXpress Holdings, Inc.
GFI Group Inc.	MasterCard, Inc.	Salesforce.com Inc.
Interactive Brokers Group Inc.	Moodys Corp.	TD Ameritrade Holding Corp.

Role of Compensation Consultant

The Compensation Committee has engaged a compensation consulting firm to serve as its external advisor since the founding of ICE in 2000. During 2009, the Compensation Committee retained Towers Watson

(formerly known as Towers Perrin) to advise the Compensation Committee on executive compensation matters as requested by the Compensation Committee. Towers Watson provided competitive equity, bonus and salary data for certain positions within ICE, provided general benchmarking data against our peers, helped analyze our bonus and equity award programs, helped analyze our stock ownership guidelines and provided advice regarding the selection of our peer group.

The NEOs have not participated in the selection of this or any other compensation consultant. A representative from Towers Watson attends most Compensation Committee meetings and is available between meetings to act as a resource for the Compensation Committee and management. The Compensation Committee determines in its sole discretion which compensation consultant to retain for various services, and the consultant reports directly to the Compensation Committee. Use of a particular consulting firm by the Compensation Committee does not preclude management from hiring the same consulting firm and in the past, as illustrated below, management has hired Towers Watson for compensation benchmarking, benefits advisory services, and other human resources consulting services. During 2009, ICE paid Towers Watson fees in the amount of $494,208 (inclusive of approximately $182,000 in fees paid to subcontractors), of which approximately $185,000 relates to executive compensation consulting services approved by the Compensation Committee. The remainder of the fees relate to benefits advisory, performance management consulting and project management assistance.

As discussed above in the “Compensation Committee” section, the Compensation Committee’s consultant, Towers Watson, advised the Compensation Committee with respect to benchmarking and analysis of ICE’s compensation programs for competitiveness against our peers. Towers Watson has historically prepared an annual, comprehensive benchmarking report based on ICE’s peer group that is used by the Compensation Committee in making decisions regarding base salary, annual bonuses and equity compensation. Towers Watson’s 2009 analysis focused on a review of competitive compensation practices for a sample of the officer positions at ICE, based on proxy statement data for the 15 companies in the peer group described above, as well as published survey data. Based on this review, we find that our mix of compensation emphasizes variable incentive compensation (as opposed to a fixed model of compensation) to a greater degree than our peer group. This focus on variable incentive compensation is consistent with the Compensation Committee’s emphasis on performance-based awards for officers.

Risk Assessment with Respect to Compensation

The Compensation Committee, with the assistance of its compensation consultant and management has completed a review of its compensation policies and programs, including those not applicable to NEO’s, and does not believe there are circumstances where the risks arising from these policies or programs are reasonably likely to have a material adverse effect on ICE. The review examined the balance of fixed and variable elements of compensation, mix of cash and non-cash components and the focus on both short- and long-term operational and financial performance alignment with shareholder interests. The Compensation Committee will continue to monitor the risk exposure of our compensation policies and programs and will report findings annually in our proxy statement.

Elements of Compensation

Base Salary

ICE has historically targeted a base salary for each officer that is between the median and 75th percentile of the market depending on the officer’s experience in their respective position and individual performance. Executive officers are eligible for a base salary increase each year that is determined under the business-wide performance review process and salary increase guidelines.

During 2009, given the continued economic downturn and despite Towers Watson findings that were supportive of increases, the Compensation Committee decided to freeze salaries at the levels that have been in place since January 2008 for the NEOs for fiscal year 2009, except in the case of Mr. Hirani whose salary was increased from $350,000 to $425,000 on March 1, 2009 in connection with bringing him onto ICE’s compensation program following the 2008 acquisition of Creditex Group Inc. The Compensation Committee must approve base salary changes for each of the executive officers, and can exercise its discretion to modify any recommendations regarding proposed salary adjustments. The Compensation Committee will review base salaries in May 2010 to determine if any adjustments are warranted.

Annual Bonus

ICE’s approach to annual bonuses is structured to deliver total cash compensation (base salary plus annual bonus) that is competitive with our peers for commensurate performance, and we target a range between the median and 75th percentile of the market depending on the officer’s experience in their respective position and corporate and individual performance. NEO’s participate in our shareholder approved Executive Bonus Plan and target annual bonus award opportunities are established at the beginning of the fiscal year. Award opportunities are reviewed annually and annual bonus targets for 2009 remained consistent with 2008 levels at 125% of base salary for the Chief Executive Officer, 85% of base salary for the President, and from a range of 70% to 85% of base salary for Senior Vice Presidents. Actual awards paid in any year may range from no payouts to bonus payments above the established target level based on company and individual performance. Historically, we have not paid bonuses to executive officers in excess of 200% of the established target level and any potential payments are limited according to the terms of the Executive Bonus Plan.

At the beginning of each year, the Compensation Committee, and as it relates to financial and strategic metrics, the Board of Directors, approves company and individual goals for the year. From these goals, Management Business Objectives (“MBOs”) are established that serve as the performance measures for that year’s annual bonus plan. These well defined company and individual MBOs are typically made up of both financial (~90%) and non-financial (~10%) objectives and typically include performance criteria such as revenue growth, net income performance, earnings before interest, taxes, depreciation and amortization (“EBITDA”) performance, market share, product launches, integration of acquisitions and key technology initiatives. In addition to driving officer bonuses, these MBOs are used in determining the bonus pool for all employees in our broad-based employee annual bonus plan.

At the end of each year, the Compensation Committee evaluates the Executive Bonus Plan funding (which is based on EBITDA performance) and awards annual bonus payments to the NEO’s, relative to the target payments for the NEO’s based on the achievement of the above noted, pre-established MBOs (covering both ICE and individual performance). The Compensation Committee also determines the overall bonus pool available for our broad-based employee annual bonus plan, based on the same MBO achievement criteria. This performance review necessarily involves a subjective assessment of corporate and individual performance by the Compensation Committee. Moreover, the Compensation Committee does not base its considerations on any single performance factor, but rather considers a mix of factors that balance both growth and profitability metrics and evaluates ICE and individual performance against that mix. The Compensation Committee believes that it is appropriate to use subjective assessments (within the context of the objective funding formula provided for in the shareholder approved Executive Bonus Plan) for the annual bonus determination in light of ICE’s rapid growth, its rapidly changing industry, the existence of few direct peer companies, and the challenges inherent in establishing objective and strictly budget-based goals in a dynamic environment. The Compensation Committee reviews ICE’s performance relative to the MBOs throughout the year on a quarterly basis, and also monitors and approves the bonus accruals throughout the fiscal year. The Compensation Committee strives to set the performance targets for the annual bonus plan at levels that are achievable but challenging, and incorporate a significant degree of “stretch” to encourage and reward outstanding corporate performance. The payout structure is leveraged to provide higher payouts in years of exceptional performance while performance below the target level(s) will yield lower payouts. While the 2009 goals were achieved, the Compensation Committee believes the goals were sufficiently challenging given economic and competitive conditions facing us.

In December 2009 and February 2010, the Compensation Committee reviewed ICE’s performance against the pre-established MBOs and the funding established in the Executive Bonus Plan for the year and, by applying the framework discussed above, authorized payouts noted below for the NEOs. While reviewing ICE’s performance, the Compensation Committee examined, among other things, financial and non-financial performance metrics to determine the annual bonus awards for 2009. The following financial MBOs were evaluated for purposes of determining annual bonus awards:

Financial Metric	2009 Goal	2009 Actual	Change From 2008
Consolidated Revenue	$972 Million	$995 Million	+ 22%
Consolidated Net Income Attributable to ICE	$293 Million	$316 Million	+ 5%
Consolidated EBITDA	$587 Million	$624 Million	+ 12%

In addition to the above financial performance, the Compensation Committee considered 2009 non-financial performance relative to MBOs that included, but was not limited to, the acquisition of The Clearing Corporation, the launch of ICE Trust U.S. LLC, execution on our global credit default swap strategy, integration of acquisitions, enhanced product offerings, regulatory compliance, trading system performance, key risk management initiatives, and fulfilling our growth and profitability initiatives.

Based on the above, the following annual bonus awards for fiscal year 2009 were approved by the Compensation Committee:

Name and Position	2009 Annual Bonus
Jeffrey C. Sprecher Chairman and Chief Executive Officer	$1,846,800

Charles A. Vice President and Chief Operating Officer	$680,400

David S. Goone Senior Vice President, Chief Strategic Officer	$583,200

Scott A. Hill Senior Vice President, Chief Financial Officer	$631,800

Edwin D. Marcial Senior Vice President, Chief Technology Officer	$486,000

Sunil Hirani Former Senior Vice President, Corporate Development Officer	$600,000

All annual bonus awards for the NEOs were paid in cash during February 2010, and are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

The performance targets in 2010 will be substantially similar to those utilized in 2009. That is, the Executive Bonus Plan will continue, as approved by shareholders, to fund a bonus pool at the rate of 3% of EBITDA. The Compensation Committee will evaluate this funding, as well as ICE’s performance against Revenue, Net Income and EBITDA growth targets, as well as non-financial MBOs related to the enhancement of product offerings, regulatory compliance, integration of acquisitions, system performance and execution on our strategic initiatives. Please refer to the Investors & Media section of our website (www.theice.com) for publicly available information related to our financial performance.

Equity Compensation

The Compensation Committee believes that long-term incentives, primarily delivered through equity grants, are an effective vehicle to align the interests of executive officers with those of stockholders, encourage ownership in ICE and serve as a retention tool through multi-year vesting schedules. ICE is sensitive to the concerns of its stockholders regarding the potential dilutive impact of equity awards, and also takes into account the relevant accounting and tax impact of all potential forms of equity awards in designing its grants. Equity awards are designed to target an individual grant date value between the market median to 75th percentile of ICE’s peer group, though actual awards may vary based on individual performance, internal equity considerations (including historical equity awards) and retention objectives.

In December 2007, the Compensation Committee approved an equity award to the executive officer group that included a mix of stock options and performance-based restricted stock units. The performance-based restricted stock units were earned based on the accomplishment of 2008 EBITDA performance and were subject to a market condition that reduced the number of shares that were earned by 20% based on ICE’s 2008 total shareholder return (“TSR”) performance as compared to the S&P 500 index and vest based on continued employment. The range of shares that could be issued under the performance-based restricted stock unit awards ranged from zero for performance below the threshold performance target, 50% of the target award for performance at the threshold, 100% of the target award for performance at the target, and 250% of the target award for performance at the maximum performance level. These awards vest over a three-year vesting schedule. The Compensation Committee determined that ICE’s EBITDA for the 2008 fiscal year was approximately 97% of the target for this award, which is between the threshold and target levels, and ICE’s 2008 TSR trailed the S&P 500 index TSR by more than 10%, which resulted in individual awards at 71.464% of the target level. The first tranche (1/3) of shares earned pursuant to performance-based restricted stock units granted on December 24, 2007 were delivered on February 13, 2009 following the Compensation Committee certification of the achievement of the performance target and the filing of ICE’s 2008 audited financial statements in its Form 10-K, the second tranche (1/3) of shares were delivered in January 2010 and the final tranche (1/3) is scheduled to vest in January 2011.

In December 2008, the Compensation Committee approved an equity award to the executive officer group that included a mix of stock options and performance-based restricted stock units. The performance-based restricted stock units were earned based on the accomplishment of 2009 EBITDA performance, subject to a market condition that reduced the number of shares that were earned by 20% based on ICE’s 2009 TSR performance as compared to the Dow Jones Global Exchanges Index (“DJ GEI”). The stock market condition required a reduction of the number of shares earned by 10% if the TSR on ICE’s Common Stock during 2009 was below the DJ GEI Index by 10% or less and by 20% if the TSR on ICE’s Common Stock during 2009 was below the DJ GEI Index by more than 10%. The range of shares that could have been earned under the performance-based awards ranged from zero for performance below the threshold performance target, 50% of the target award for performance at the threshold, 100% of the target award for performance at the target, and 250% of the target award for performance at the maximum performance level. These equity awards vest over a three-year vesting schedule. The Compensation Committee determined that ICE’s EBITDA for the 2009 fiscal year was approximately 106% of the target for this award. ICE’s 2009 TSR trailed the DJ GEI TSR by more than 10%, which resulted in a 20% reduction to award levels. The combined impact of the above target EBITDA performance and the TSR reduction resulted in individual awards at 119.6% of the target level. The first tranche (1/3) of shares earned pursuant to performance-based restricted stock units granted on December 16, 2008 were delivered on February 12, 2010 following the Compensation Committee certification of the achievement of the performance target and the filing of ICE’s 2009 audited financial statements in its Form 10-K. Based on continued employment, the second tranche (1/3) is scheduled to vest in January 2011 and the final tranche (1/3) is scheduled to vest in January 2012.

In December 2009, the Compensation Committee approved an equity award to the executive officer group that included a mix of stock options and performance-based restricted stock units. The performance-based restricted stock units are earned based on the accomplishment of 2010 EBITDA performance, subject to a market condition that might reduce the number of shares that may be earned based on ICE’s 2010 TSR performance as compared to the S&P 500 index and vest based on continued employment. In the event ICE outperforms the EBITDA target for this award, the stock market condition will reduce the number of shares earned above target by 10% if the TSR on ICE’s Common Stock during 2009 is below the S&P 500 index by 10% or less and by 20% if the TSR on ICE’s Common Stock during 2009 is below the S&P 500 index by more than 10%. The range of shares that can be earned under the performance-based awards ranges from zero for performance below the threshold performance target, 50% of the target award for performance at the threshold, 100% of the target award for performance at the target, and 250% of the target award for performance at the maximum performance level. The actual amount earned will be prorated for performance levels that fall between the specified performance targets. Both the stock option and performance-based restricted stock unit awards vest over a three-year vesting schedule. The Compensation Committee relied on benchmarking data from Towers Watson, and considered retention and performance factors, to construct grant guidelines for these equity awards. Based on this information, the December 10, 2009 awards to the NEOs consisted of the following grants:

Name	Stock Options	Performance-Based Restricted Stock Units at Target Performance
Jeffrey C. Sprecher	27,615	26,547
Charles A. Vice	13,150	12,641
David S. Goone	9,862	9,481
Scott A. Hill	9,862	9,481
Edwin D. Marcial	6,575	6,320
Sunil G. Hirani	—	—

The December 10, 2009 stock options have a strike price of $106.00, which was the closing price of our Common Stock on the grant date. The full range of awards for each NEO is illustrated in the “2009 Grants of Plan-Based Awards” table below.

We do not maintain formal targets for the allocation of various forms of non-cash awards. For the NEOs, ICE places a heavier emphasis on performance-based awards that are generally comprised of a combination of stock options that only deliver value if our share price increases above the strike price on the date of grant and other forms of performance-based awards that incorporate stretch targets. In some cases, the Compensation Committee has utilized time-vesting restricted stock in order to give NEOs an immediate link to the creation of stockholder value and to serve as a retention device. For example, a component of Mr. Hill’s new hire equity award in May 2007 consisted of time-vesting restricted stock in addition to stock options. The Compensation Committee monitors the mix of equity awards by reviewing competitive equity data provided by its compensation consultant.

Equity awards are normally approved at a regularly scheduled Compensation Committee meeting or, in rare circumstances, via action by unanimous written consent after prior review of the grant materials. ICE management is not authorized to approve equity awards for officer level employees, and does not have the discretion or authority to govern the timing of equity awards. In 2009, no equity awards for officers were approved outside of a Compensation Committee meeting. ICE uses the closing price of its Common Stock on the NYSE on the grant date for purposes of establishing the strike price of stock options and for accounting purposes of other equity awards. ICE has not issued stock options with an exercise price below the fair market value of its Common Stock on the date of grant. The Compensation Committee does not seek to time the approval of equity awards with the release of material, non-public information. Historically, annual equity awards are granted in December, except in the event of new hires, promotions, or special one-time award situations related to performance or other special circumstances.

Benefits and Perquisites

The benefits and perquisites offered to our executive officers are substantially the same as those offered to all ICE employees. ICE provides medical insurance, life and disability insurance, and other benefits to executives that are generally available to other employees. For its U.S. executive officers, ICE provides an enhanced term life insurance benefit (calculated at five times salary less $100,000) and a supplemental disability insurance benefit that is designed to approximate the total benefit level (60% of eligible compensation) that cannot be afforded through the limits in our group disability plans ($10,000 per month). Our contributions to these benefits programs are included in the “All Other Compensation” section of the Summary Compensation table below. There are no other perquisites provided to any of our executive officers that would require disclosure in the Summary Compensation Table.

Retirement Plans

We provide retirement benefits to U.S. corporate officers through a 401(k) retirement plan on the same terms and conditions as those offered to all ICE employees. Generally, we provide an immediately vested matching contribution of 100% of the first 5% of employee deferrals of eligible compensation, subject to Internal Revenue Service limits. We do not offer a defined benefit pension plan or any other form of supplemental executive retirement plan.

Clawback Policy

Currently, ICE does not have a clawback policy in place. However, the Compensation Committee considered adopting a clawback policy for cash and equity awards at a meeting in March 2010 and plans to review a revised policy at its meeting in May 2010.

Stock Ownership Guidelines

The Compensation Committee believes that it is in the best interest of stockholders for ICE’s executives and directors to own a significant amount of ICE Common Stock. Moreover, a meaningful direct ownership stake by our executives and directors demonstrates to our other investors and stockholders a strong commitment to ICE’s success. Accordingly, at its March 2009 meeting, with the assistance of Towers Watson, the Compensation Committee adopted an updated Stock Ownership Policy. This policy is applicable to all ICE officers and directors, and requires the following level of ownership (expressed as a multiple of base salary for executives and a multiple of annual cash retainer for directors):

Position	Ownership Multiple
Chief Executive Officer	ten times base salary
President	four times base salary
Senior Vice Presidents	two times base salary
Vice Presidents and any other corporate officer	one times base salary
Members of the Board of Directors of ICE	five times annual cash retainer

In determining the ownership multiple, the Compensation Committee considered information about ownership multiples at its peer companies and recommendations from third party groups such as Risk Metrics Group. “Ownership,” for purposes of this Stock Ownership Policy, includes (i) shares of ICE common stock that are owned outright (including those held by a spouse or dependent children), (ii) vested “in the money” stock options, and (iii) unvested restricted stock, restricted stock units and any deferred vested restricted stock units that are not subject to any performance based vesting metric. All unvested stock options, underwater stock options and unearned performance-based equity awards do not count towards the ownership targets. A new corporate officer will have five years from their date of hire or appointment as an officer to comply with this Stock Ownership Policy and a new director will have three years from their date of joining the Board of Directors to comply with this Stock Ownership Policy. The Compensation Committee will monitor the ownership levels of its executives and directors during this transition period.

To facilitate meeting the minimum holding requirements as specified in this Stock Ownership Policy in a timely fashion, the Compensation Committee recommends that all corporate officers and directors retain a minimum of 50% of the net value of each stock option exercise and vesting of restricted shares for all future grants of stock options or restricted stock until such corporate officer or director has satisfied the minimum stock ownership targets for their position. Further, the Compensation Committee recommends that for all future grants of stock options or restricted stock to the Chief Executive Officer, the Chief Executive Officer should retain a minimum of 50% of the net value of each stock option exercise and vesting of restricted shares for three years beyond the applicable exercise or vesting date.

The Compensation Committee will monitor the ownership levels of our officers and directors on at least an annual basis. In the event of noncompliance by a corporate officer or director, the Compensation Committee will review the facts and circumstances regarding the noncompliance and will use its discretion in determining the appropriate corrective actions and/or penalties. Such corrective actions and penalties include, but are not limited to, instructing the officer or director to buy shares of our common stock in the open market to comply with the Stock Ownership Policy, reducing or eliminating future equity grants to the officer or director until they comply with the Stock Ownership Policy or issuing a warning to the officer or director.

As detailed in the following table, each of the current NEO’s is currently in compliance with the Stock Ownership Policy:

Name and Position	Ownership Multiple of Base Salary Requirement	Actual Stock Ownership Multiple of Base Salary*
Jeffrey C. Sprecher Chairman and Chief Executive Officer	10 times	216 times

Charles A. Vice President and Chief Operating Officer	4 times	10 times

Scott A. Hill Senior Vice President, Chief Financial Officer	2 times	4 times

David S. Goone Senior Vice President, Chief Strategic Officer	2 times	4 times

Edwin D. Marcial Senior Vice President, Chief Technology Officer	2 times	10 times

*	As defined in the Stock Ownership Policy. Mr. Hirani is not included in the above table because his employment with us terminated on December 31, 2009.

Policy on Deductibility of Compensation

Section 162(m) of the Code generally provides that publicly held companies may not deduct compensation paid to certain of its top executive officers to the extent that such compensation exceeds $1 million per officer in a calendar year. Compensation that is “performance-based compensation” within the meaning of the Code does not count toward the $1 million limit. Performance-based compensation that has been approved by ICE’s stockholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the Compensation Committee of the Board of Directors that establishes such goals consists only of “outside directors” (as defined for purposes of Section 162(m)).

ICE’s policy is to maximize the deductibility of executive compensation so long as the deductibility is compatible with the more important objectives of retaining executives and maintaining competitive performance-based compensation that is aligned with strategic business objectives. In 2009, stockholders approved two incentive plans designed to be compliant with Section 162(m) in order to preserve ICE’s ability to provide compensation that is “performance-based” within the meaning of the Code and therefore preserve ICE’s ability to maximize the deductibility of executive compensation.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents information relating to the compensation earned by the NEOs for the fiscal year ended December 31, 2009, 2008 and 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Stock Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Jeffrey C. Sprecher	2009	780,000	—	2,757,702	1,385,997	1,846,800	25,020	6,795,519
Chairman and Chief Executive Officer	2008	780,000	—	3,139,027	1,088,157	1,372,000	24,270	6,403,454
	2007	725,000	—	1,972,026	1,405,821	1,047,625	24,020	5,174,492

Scott A. Hill(5)	2009	414,000	—	984,886	494,974	631,800	17,222	2,542,882
Senior Vice President, Chief Financial Officer	2008	414,000	—	896,779	310,880	441,000	16,472	2,079,131
	2007	246,750	350,000	1,036,702	820,495	230,778	1,765	2,686,490

Charles A. Vice	2009	530,000	—	1,313,147	659,999	680,400	21,817	3,205,363
President and Chief Operating Officer	2008	530,000	—	1,345,243	466,358	612,500	21,067	2,975,168
	2007	500,000	—	1,508,190	1,074,414	595,000	20,817	3,698,421

David S. Goone	2009	488,000	—	984,886	494,974	583,200	21,049	2,572,109
Senior Vice President, Chief Strategic Officer	2008	488,000	—	896,779	310,880	539,000	20,299	2,254,958
	2007	460,000	—	1,206,348	859,918	469,200	20,049	3,015,515

Edwin D. Marcial	2009	406,000	—	656,522	329,999	486,000	18,300	1,896,821
Senior Vice President, Chief Technology Officer	2008	406,000	—	538,067	186,513	392,000	17,523	1,540,103
	2007	390,000	—	874,015	623,199	364,650	17,273	2,269,137

Sunil Hirani(6)	2009	412,500	—	—	—	600,000	920,402	1,932,902
Former Senior Vice President, Corporate Development Officer

Notes

(1)	The amounts in this column represent the aggregate grant date fair value of all restricted stock grants in the calendar year, calculated in accordance with FASB ASC Topic 718, which is equal to our closing price on the grant date times the number of performance-based restricted stock units granted, less a haircut on performance-based award fair value based on the probability that the market condition is not achieved. The 2009 performance-based award fair value is listed assuming the target number of shares are earned. If the highest level of performance were achieved, then the reported amounts would be $6,894,255, $2,462,215, $3,282,868, $2,462,215, $1,641,305 for each of Messrs. Sprecher, Hill, Vice, Goone and Marcial respectively.

(2)	The amounts in this column represent the aggregate fair value of all stock option grants in the calendar year. The 2009 values represent stock options granted on December 10, 2009 with a three-year vesting schedule (33.3% after one year and the balance vesting ratably over the remaining 24 months). The 2009 grant date fair value was calculated, in accordance with FASB ASC Topic 718, at $50.19 utilizing the Black-Sholes method and the following assumptions: Exercise Price = Fair Market Value on the Date of Grant: $106.00, Expected Volatility: 60.5%, Expected Life: 4 years, Expected Dividend Yield: 0%, Risk-Free Interest Rate: 1.73%.

(3)	The amounts in this column represent fiscal year 2007 through 2009 bonus awards that were paid in January or February of the following calendar year.

(4)	The amounts in this column represent the items in the "2009 All Other Compensation" table below. As illustrated in the 2009 All Other Compensation table, Mr. Hirani's compensation includes a separation payment of $904,803.

(5)	Mr. Hill joined ICE on May 14, 2007. His 2007 salary reflects the pro-rated portion of his $390,000 annual salary for 2007. Mr. Hill's 2007 bonus consists of a $150,000 one-time signing bonus and a $200,000 one-time relocation bonus.

(6)	Mr. Hirani was not a NEO prior to 2009 and his employment with ICE terminated on December 31, 2009.

2009 All Other Compensation

The following table provides details regarding the perquisites received by each of the NEOs, as well as the other elements of compensation listed in the “All Other Compensation” column of the Summary Compensation Table, for fiscal year ended December 31, 2009.

Name	Perquisites and Benefits ($)	401(k) Matching Contributions ($)(1)	Life Insurance Premium ($)(2)	Disability Insurance Premium ($)(3)	Separation Payment ($)(4)	Total ($)

Jeffrey C. Sprecher	—	12,250	3,912	8,858	—	25,020

Scott A. Hill	—	12,250	1,007	3,965	—	17,222

Charles A. Vice	—	12,250	1,804	7,763	—	21,817

David S. Goone	—	12,250	2,036	6,763	—	21,049

Edwin D. Marcial	—	12,250	788	5,262	—	18,300

Sunil G. Hirani(4)	—	12,250	3,349	—	904,803	920,402

Notes

(1)	The amounts in this column represent fiscal year 2009 matching contributions under our 401(k) and Profit Sharing Plan. The matching formula is 100% of the first 5% of the eligible employee's compensation contributed to the 401(k) Plan, subject to plan and statutory limits. Each NEO participates under the same terms and conditions as all other eligible employees.

(2)	The amounts in this column represent fiscal year 2009 payments of premiums for term life insurance policies.

(3)	The amounts in this column represent fiscal year 2009 payments of premiums for supplemental disability insurance policies.

(4)	Please refer to the “Employment Agreements” section for further details regarding Mr. Hirani’s separation payment.

2009 Grants of Plan-Based Awards

The following table presents information relating to equity awards granted to the NEOs in fiscal year 2009. References in the table to “2009 OIP” refer to the 2009 Omnibus Incentive Plan and “EBP” refer to the Executive Bonus Plan.

Name	Grant Date and Approval Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)		Max ($)	Threshold (#)	Target (#)	Max (#)
Jeffrey C. Sprecher
2009 OIP	12/10/2009	(1)									27,615	106.00	1,385,997
2009 OIP	12/10/2009	(2)					13,273	26,547	66,367
EBP	N/A		N/A	975,000	(3)	N/A

Scott A. Hill
2009 OIP	12/10/2009	(1)									9,862	106.00	494,974
2009 OIP	12/10/2009	(2)					4,740	9,481	23,702
EBP	N/A		N/A	289,800	(3)	N/A

Charles A. Vice
2009 OIP	12/10/2009	(1)									13,150	106.00	659,999
2009 OIP	12/10/2009	(2)					6,320	12,641	31,602
EBP	N/A		N/A	450,500	(3)	N/A

David S. Goone
2009 OIP	12/10/2009	(1)									9,862	106.00	494,974
2009 OIP	12/10/2009	(2)					4,740	9,481	23,702
EBP	N/A		N/A	414,800	(3)	N/A

Edwin D. Marcial
2009 OIP	12/10/2009	(1)									6,575	106.00	329,999
2009 OIP	12/10/2009	(2)					3,160	6,320	15,800
EBP	N/A		N/A	284,200	(3)	N/A

Sunil G. Hirani				—				—			—

Notes

(1)	Represents stock options granted on December 10, 2009 with a three-year vesting schedule (33.3% after one year and the balance vesting ratably in monthly installments over the remaining 24 months). The grant date fair value was calculated, in accordance with FASB ASC Topic 718, at $50.19 utilizing the Black-Sholes method and the following assumptions: $106.00 = Exercise Price = Fair Market Value on Date of Grant, Expected Volatility: 60.5%, Expected Life: 4 years, Expected Dividend Yield: 0%, Risk-Free Interest Rate: 1.73%.

(2)	Represents performance-based restricted stock units granted on December 10, 2009 with a three-year vesting schedule (33.3% at approval of 2010 actual performance compared to the targets, and 33.3% on each of the first business days in January 2012 and January 2013). The number of shares that will be issued is determined based on the accomplishment of a 2010 financial target as well as the company's total shareholder return relative to that of the S&P 500 index.

(3)	Represents full-year target payout levels. Bonus targets as a percentage of salary for 2009 were as follows: 125% of salary for Mr. Sprecher, 85% of salary for Messrs. Vice and Goone, and 70% of salary for Messrs. Hill and Marcial. Actual awards granted in any given year may range from no payouts to bonus payments above the established target levels, in accordance with the terms of the Executive Bonus Plan. For fiscal 2009, pursuant to the Executive Bonus Plan, the Compensation Committee authorized the following cash payments: Mr. Sprecher: $1,846,800 , Mr. Hill: $631,800, Mr. Vice: $680,400, Mr. Goone: $583,200, and Mr. Marcial: $486,000.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information relating to outstanding equity awards held by the NEOs for the fiscal year ended December 31, 2009, based on the closing price of $112.30 for our Common Stock on the NYSE on December 31, 2009. References in the table to “2000 SOP” refer to the 2000 Stock Option Plan and “2005 EIP” refer to the 2005 Equity Incentive Plan, “CRDX SOP” refer to the 1999 Creditex Stock Option Plan and “2009 OIP” refer to the 2009 Omnibus Incentive Plan.

			Option Awards				Stock awards
			Number of Securities Underlying Unexercised Options # Exercisable	Number of Securities Underlying Unexercised Options # Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested #	Market Value of Shares or Units That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested #	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Name	Grant Date
Jeffrey C. Sprecher
2000 SOP	12/11/2003		9,378	0	8.00	12/11/2013
2000 SOP	12/22/2006		37,761	0	104.23	12/22/2016
2000 SOP	12/28/2007	(2)	9,701	4,849	189.43	12/28/2017
2000 SOP	12/16/2008	(2)	9,559	19,122	80.17	12/16/2018
2009 OIP	12/10/2009	(2)	0	27,615	106.00	12/10/2019
2005 EIP	12/22/2006	(3)							12,310	1,382,413
2005 EIP	12/28/2007	(4)							7,718	866,731
2005 EIP	12/16/2008	(5)							27,700	3,110,710
2009 OIP	12/10/2009	(6)							26,547	2,981,228

Scott A. Hill
2000 SOP	5/14/2007	(2)	3,340	538	138.80	5/14/2017
2000 SOP	12/28/2007	(2)	3,707	1,853	189.43	12/28/2017
2000 SOP	12/16/2008	(2)	2,731	5,463	80.17	12/16/2018
2009 OIP	12/10/2009	(2)	0	9,862	106.00	12/10/2019
2005 EIP	5/14/2007	(7)					1,361	152,840
2005 EIP	12/28/2007	(4)							2,949	331,173
2005 EIP	12/16/2008	(5)							7,914	888,742
2009 OIP	12/10/2009	(6)							9,481	1,064,716

Charles A. Vice
2000 SOP	12/22/2006		12,100	0	104.23	12/22/2016
2000 SOP	12/28/2007	(2)	7,414	3,706	189.43	12/28/2017
2000 SOP	12/16/2008	(2)	4,096	8,196	80.17	12/16/2018
2009 OIP	12/10/2009	(2)	0	13,150	106.00	12/10/2019
2005 EIP	12/22/2006	(3)							5,386	604,848
2005 EIP	12/28/2007	(4)							5,903	662,907
2005 EIP	12/16/2008	(5)							11,871	1,333,113
2009 OIP	12/10/2009	(6)							12,641	1,419,584

David S. Goone
2000 SOP	12/22/2006		8,524	0	104.23	12/22/2016
2000 SOP	12/28/2007	(2)	5,934	2,966	189.43	12/28/2017
2000 SOP	12/16/2008	(2)	2,731	8,194	80.17	12/16/2018
2009 OIP	12/10/2009	(2)	0	9,862	106.00	12/10/2019
2005 EIP	12/22/2006	(3)							3,847	432,018
2005 EIP	12/28/2007	(4)							4,722	530,281
2005 EIP	12/16/2008	(5)							7,914	557,233
2009 OIP	12/10/2009	(6)							9,481	1,064,716

Edwin D. Marcial
2000 SOP	12/11/2003		9,669	0	8.00	12/11/2013
2000 SOP	12/22/2006		5,647	0	104.23	12/22/2016
2000 SOP	12/28/2007	(2)	4,300	2,150	189.43	12/28/2017
2000 SOP	12/16/2008	(2)	1,638	3,278	80.17	12/16/2018
2009 OIP	12/10/2009	(2)	0	6,575	106.00	12/10/2019
2005 EIP	12/22/2006	(3)							3,078	345,659
2005 EIP	12/28/2007	(4)							3,421	384,178
2005 EIP	12/16/2008	(5)							4,748	533,200
2009 OIP	12/10/2009	(6)							6,320	709,736

Sunil Hirani(8)
1999 CRDX SOP	12/4/2002		25,504	0	4.19	12/4/2012
1999 CRDX SOP	12/4/2002		12,750	0	8.37	12/4/2012
1999 CRDX SOP	11/8/2005		204,523	0	18.83	11/8/2015
1999 CRDX SOP	2/2/2007		19,127	0	33.88	2/2/2017
1999 CRDX SOP	11/30/2007		27,495	0	45.84	11/30/2017
1999 CRDX SOP	12/11/2007		31,261	0	45.84	12/11/2017
2000 SOP	12/16/2008		2,048	0	80.17	12/16/2018

Notes

(1)	Market value of stock awards calculated based on the closing price of our Common Stock on the NYSE on December 31, 2009: $112.30.

(2)	Stock options granted in 2007, 2008 and 2009 vest over a three-year period (33.3% after on year and the balance vesting ratably on a monthly basis over the remaining 24 months).

(3)	Represents performance-vesting restricted stock units granted on December 22, 2006 and earned based on the achievement of 2007 EBITDA performance vs. a pre-established target, and are issued over a three-year period (33.3% upon approval of 2007 actual performance compared to the target, and 33.3% on each of the first business days in January 2009 and 2010). Payout value reflects actual performance, which was 190.75% of the target performance level.

(4)	Represents performance-vesting restricted stock units granted on December 28, 2007 and earned based on the achievement of 2008 financial performance vs. a pre-established target, as well as performance of ICE Common Stock vs. the S&P 500 Index, and are then issued over a three-year period (33.3% upon approval of 2008 actual performance compared to the target, and 33.3% on each of the first business days in January 2010 and 2011). Payout value reflects actual performance, which was 71.464% of the target performance level.

(5)	Represents performance-vesting restricted stock units granted on December 16, 2008 and earned based on the achievement of 2009 financial performance vs. a pre-established target, as well as performance of ICE Common Stock vs. the Dow Jones Global Exchange Index, and are then issued over a three-year period (33.3% upon approval of 2009 actual performance compared to the target, and 33.3% on each of the first business days in January 2011 and 2012). Payout value reflects actual performance, which was 119.6% of the target performance level.

(6)	Represents performance-vesting restricted stock units granted on December 10, 2009 that may be earned based on the achievement of 2010 financial performance vs. a pre-established target, as well as performance of ICE's 2010 Total Shareholder Return relative to that of the S&P 500 index, and are then issued over a three-year period (33.3% upon approval of 2010 actual performance compared to the target, and 33.3% on each of the first business days in January 2012 and 2013). Payout values in this table reflect target performance for awards granted in 2009.

(7)	Represents time-vesting restricted stock units granted on May 14, 2007 with a three-year vesting schedule (33.3% per year on the anniversary date of grant).

(8)	Upon his separation, pursuant to the terms of the 1999 CRDX SOP, any unvested stock options issued from this plan became exercisable. Mr. Hirani forfeited the unvested stock options and performance-based restricted stock units that were issued and outstanding from ICE’s other equity plans.

Option Exercises and Stock Vested During 2009

The following table presents information relating to stock option awards exercised and stock awards vested, respectively, during fiscal year 2009 for the NEOs.

	Option Awards Exercised in 2009		Stock Awards Vested in 2009
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)(1)	Number of Shares Vested	Value Realized ($)(2)

Jeffrey C. Sprecher	—	—	32,559	3,281,848

Scott A. Hill	—	—	5,317	581,393

Charles A. Vice	—	—	14,320	1,432,576

David S. Goone	45,098	4,562,835	10,803	1,037,617

Edwin D. Marcial	—	—	7,418	717,933

Sunil Hirani	6,000	368,825	—	—

Notes

(1)	The amounts in this column are calculated by multiplying the number of shares acquired on exercise by the difference between the fair market value of our Common Stock on the date of exercise and the exercise price of the stock options.

(2)	The amounts in this column are calculated by multiplying the number of shares that vested during 2009 by the fair market value of our Common Stock on the vesting date. As noted below, the 2004 restricted stock unit grants were not issued on the vesting date. Rather, the shares were delivered in accordance with individual deferral elections regarding the timing of distribution. The first tranche (33.3%) of shares earned pursuant to performance-based restricted stock units granted on December 16, 2008 was issued on February 12, 2010 following the Compensation Committee certification of the achievement of the performance target.

2009 Nonqualified Defined Contribution and Other Deferred Compensation Plans

We do not maintain any nonqualified defined contribution plans or nonqualified deferred compensation plans, such as a supplemental executive retirement plan, 401(k) excess plan, or other vehicles to defer the receipt of cash or equity compensation. In prior years, we disclosed awards of restricted stock units granted in 2004 under the 2004 Restricted Stock Plan in this section due to the fact that the issuances of shares pursuant to these awards were made in accordance with individual deferral elections regarding the timing of distributions. Pursuant to these individual deferral elections, all such shares have been issued in full and no deferrals remain. We no longer use the 2004 Restricted Stock Plan for making equity awards.

Employment Agreements and Other Factors Affecting 2009 Compensation

We have entered into employment agreements with each of the NEOs, other than Mr. Hirani, which contain provisions that govern compensation in the event of termination for cause, termination by ICE unrelated to a change in control, and termination by ICE after a change in control. The material provisions regarding the employment agreements and the provisions governing these termination scenarios are described below. ICE executed amended and restated versions of its employment agreements in December 2008, which were included on a Current Report on Form 8-K that was filed with the SEC on January 7, 2009.

Term of Employment

Each employment agreement with our NEOs provides for an initial employment term of three years for Messrs. Sprecher, Vice, and Goone, and two years for Messrs. Hill and Marcial, which will be automatically extended every six months during the term of each agreement so that the remaining term of the agreement is never more than three years or less than two and a half years, in the case of Messrs. Sprecher, Vice and Goone, and never more than two years or less than one and a half years in the case of Messrs. Hill and Marcial, unless either ICE or the executive, prior to the date of extension, give written notice to the other that there will be no extension. The effect of this provision is to ensure that the term remaining under any of these agreements is never more than the initial term and never less than six months less than the initial term.

Base and Bonus Compensation

Each employment agreement provides for an initial annual base salary. Each of these executives is also eligible to receive an annual bonus that is reasonable in light of his contribution for that year and contributions made by and bonuses paid to ICE’s other senior executives for such year, and also to receive, from time to time grants of awards under our equity plans, in each case as determined by the Compensation Committee or by the Board of Directors as a whole.

Non-competition

Each executive agrees under his employment agreement that for the term of his employment agreement or, if less, for the one-year period which starts on the date that his employment terminates, not to assume or perform any managerial or supervisory responsibilities and duties that are substantially the same as those that he performs for ICE for any other business entity that engages in operating global commodity and financial products marketplaces for the trading of physical commodities, futures contracts, options contracts, and other derivative instruments, providing risk management tools and clearing services and providing market data relating to these services in which ICE is engaged as of the date of termination of the executive’s employment or in which ICE proposes to engage under its business plan as in effect on such date, if any site of any of the offices or equipment of such competitive business is located in the United States, Canada, the United Kingdom or Singapore. The employment agreements provide that each executive may own up to five percent of the stock of a publicly traded company that engages in such competitive business so long as they are only passive investors and are not actively involved in such company in any way.

Non-solicitation

Each executive is restricted from soliciting, for the purpose of competing with ICE or its affiliates, any of its customers or customers of its affiliates with whom the executive had contact, knowledge or association (i) at any time during the executive’s employment with ICE or its affiliates and (ii) at any time during the twenty-four month period immediately preceding the beginning of the “restricted period.” “Restricted period” means the remainder of the executive’s term of employment without regard to the reason for the executive’s termination of employment (as such initial term may have been extended under the agreement).

Each executive is restricted from soliciting, for the purpose of competing with ICE or its affiliates, any other officer, employee or independent contractor of ICE or its affiliates with whom the executive had contact, knowledge or association to terminate his employment or business relationship with ICE or its affiliates (i) at any time during the executive’s employment with ICE or its affiliates and (ii) at any time during the twelve month period immediately preceding the beginning of the “restricted period.”

Confidentiality Provisions

Each of the executives named above is subject to customary confidentiality provisions during the term of employment and for a specified period after termination, and each executive must not use or disclose any of ICE’s trade secrets for as long as they remain trade secrets.

Termination for Cause or Executive Resignation Other than for Good Reason

If ICE terminates an executive for “Cause,” as such term is defined below, or any such executive resigns other than for “Good Reason,” as such term is defined below, ICE must pay the executive, among other benefits, all accrued but unpaid salary, annual bonus, if any, and unreimbursed expenses.

Termination Unrelated to a Change in Control

If the termination of an executive is unrelated to a “change in control”, as such term is defined below, ICE must pay a lump sum cash payment equal to his salary and bonus for the remainder of the employment term, with the bonus so paid equal to the greater of the last annual bonus paid to him prior to termination and a specified percentage of base salary. The specified percentages for the bonus figure are 125% of salary for Mr. Sprecher, 85% of salary for Messrs. Vice and Goone, and 70% of salary for Messrs. Hill and Marcial. In addition, any stock options or other equity awards granted after the date of the original employment agreement will become exercisable or earned upon the executive’s termination. In addition, ICE must continue to make available coverage under the employee benefits plans as if an executive remained employed for the “Welfare Benefit Continuation Period,” which is defined as two years for Messrs. Sprecher, Vice, and Goone, and one and one-half years for Messrs. Hill and Marcial. If an executive delivers written notice that there will not be an extension of the agreement to ICE, the Welfare Benefit Continuation Period is the shorter of the period defined above or the balance of the term of the Employment Agreement.

“Cause,” as used in the employment agreements, generally means: (i) the employee is convicted of, pleads guilty to, or otherwise admits to any felony or act of fraud, misappropriation or embezzlement; (ii) the employee knowingly engages or fails to engage in any act or course of conduct that is (a) reasonably likely to adversely affect ICE’s rights or qualification under applicable laws, rules or regulations to serve as an exchange or other form of a marketplace for trading the products defined in the non-competition section or (b) that violates the rules of any exchange or market on which ICE effects trades (or at such time are actively contemplating effecting trades) and is reasonably likely to lead to a denial of ICE’s right or qualification to effect trades on such exchange or market; (iii) there is any act or omission by the employee involving malfeasance or gross negligence in the performance of his duties and responsibilities or the exercise of his powers to the material detriment of ICE; or (iv) the employee (a) breaches any of the covenants made under his employment agreement or (b) violates any provision of any code of conduct adopted by ICE that applies to him if the consequence to such violation ordinarily would be a termination of his employment.

“Change in Control,” as used in the employment agreements, generally means: (i) any person is or becomes the beneficial owner, directly or indirectly, of securities representing 30% or more of the combined voting power of any outstanding ICE securities eligible to vote in an election of directors (subject to certain exceptions, including if such person is the executive, an entity controlled by the executive or group of which the executive is a member); (ii) any dissolution or liquidation of ICE or any sale or disposition of 50% or more of ICE’s assets or business; or (iii) the consummation of any reorganization, merger, consolidation or share exchange or similar form of corporate transaction involving ICE, unless (a) the persons who were the beneficial owners of outstanding ICE securities eligible to vote in an election of directors immediately before the consummation of such transaction hold more than 60% of the voting power immediately following the consummation of such transaction, and (b) each such person holds such securities in substantially the same proportion immediately following the consummation of such transaction as each such person had held immediately prior to the consummation of such transaction.

“Good Reason” generally means: (i) there is a material reduction in the executive’s base salary or opportunity to receive any annual bonus and equity grants without the executive’s express written consent; (ii) there is a material reduction in the scope, importance or prestige of the executive’s duties; (iii) ICE transfers the executive’s primary work site to a site that is more than thirty miles from his then current work site; (iv) ICE, after a change in control, changes the executive’s job title or fails to continue to make available to the executive the same or equivalent plans, programs and policies; (v) there is a material breach of his employment agreement; or (vi) in the case of Mr. Sprecher, ICE fails to nominate Mr. Sprecher for re-election to the Board of Directors.

Termination Following a Change in Control

If the termination occurs after the effective date of a Change in Control of ICE, ICE must pay the executive a lump sum amount of cash equal to a multiple of his salary and bonus. This multiple is three for Messrs. Sprecher, Vice and Goone, and two for Messrs. Hill and Marcial. The initial multiples were set in 2002 and are reviewed periodically by the Compensation Committee. In these circumstances, the applicable bonus amount will be the greater of the executive’s last annual bonus and a specified percentage of base salary. As discussed in more detail in the Compensation, Discussion and Analysis, the specified percentages for the bonus figure are 125% of salary for Mr. Sprecher, 85% of salary for Messrs. Vice and Goone, and 70% of salary for Messrs. Hill and Marcial. ICE will also provide gross up payments to the terminated executive as necessary to compensate him for liability for certain excise taxes that may become due as a result of payments called for under the employment agreement. In addition, ICE must continue to make available coverage under the employee benefits plans as if an executive remained employed for the Welfare Benefit Continuation Period. If an executive delivers written notice to ICE, the Welfare Benefit Continuation Period is the shorter of the period defined above or the balance of the term of the Employment Agreement.

An executive terminated following, or as a result of, a Change in Control will be entitled to exercise his stock options that had been granted after entering into the employment agreement for the same period as if the executive had continued in employment through the remainder of his term. All of the executive’s stock options or other forms of equity awards granted after the date of the employment agreement will become exercisable or vest upon the executive’s termination.

Termination Agreement with Mr. Hirani

Pursuant to the terms of Mr. Hirani’s employment agreement with Creditex Group Inc., and the 1999 Creditex Stock Option Plan, both of which we assumed in our 2008 acquisition of Creditex, Mr. Hirani was provided the following upon his separation from ICE, which was deemed to be a termination without “cause”: (i) payment for the annual bonus that has been earned through the date of separation, (ii) one-time payment in an amount equal to the average bonus paid over the last three years, (iii) vesting of any unvested equity issued from the 1999 Creditex Stock Option Plan, and (iv) continuation of salary and certain employee benefits, subject to cost sharing by Mr. Hirani, for twelve months following his separation. Additionally, Mr. Hirani forfeited unvested equity awards granted in 2008 from our 2000 Stock Option and 2005 Equity Incentive Plans.

2009 Payments Upon Termination

The following table presents the estimated benefits and payments for termination of the NEOs unrelated to a Change in Control and following a Change in Control, assuming the termination took place on the last business day of the most recently completed fiscal year. For certain items below, the values use a closing price of $112.30 for our Common Stock on the NYSE on December 31, 2009.

Name	Termination for Cause ($)	Voluntary Resignation Other Than for Good Reason ($)	Disability ($)	Death ($)	Termination by ICE Unrelated to a Change in Control ($)	Termination Following a Change in Control ($)
Jeffrey C. Sprecher
Cash Severance(1)	—	—	—	—	6,456,000	6,456,000
Cost of Welfare Benefits Continuation(2)	—	—	—	—	39,024	39,024
Value of Equity Awards Subject to Accelerated Vesting(3)	616	616	616	3,155,819	10,684,617	10,684,617
Golden Parachute Excise Tax and Income Tax Gross-Up Payment(4)	—	—	—	—	—	0

Total:	616	616	616	3,155,819	17,179,641	17,179,641

Scott A. Hill
Cash Severance(1)	—	—	—	—	1,710,000	1,710,000
Cost of Welfare Benefits Continuation(2)	—	—	—	—	30,311	30,311
Value of Equity Awards Subject to Accelerated Vesting(3)	162	162	162	1,127,009	3,119,301	3,119,301
Golden Parachute Excise Tax and Income Tax Gross-Up Payment(4)	—	—	—	—	—	1,209,259

Total:	162	162	162	1,127,009	4,859,612	6,068,871

Charles A. Vice
Cash Severance(1)	—	—	—	—	3,427,500	3,427,500
Cost of Welfare Benefits Continuation(2)	—	—	—	—	51,608	51,608
Value of Equity Awards Subject to Accelerated Vesting(3)	291	291	291	1,502,720	5,033,000	5,033,000
Golden Parachute Excise Tax and Income Tax Gross-Up Payment(4)	—	—	—	—	—	0

Total:	291	291	291	1,502,720	8,512,108	8,512,108

David S. Goone
Cash Severance(1)	—	—	—	—	3,081,000	3,081,000
Cost of Welfare Benefits Continuation(2)	—	—	—	—	49,672	49,672
Value of Equity Awards Subject to Accelerated Vesting(3)	204	204	204	1,127,051	3,597,563	3,597,563
Golden Parachute Excise Tax and Income Tax Gross-Up Payment(4)	—	—	—	—	—	0

Total:	204	204	204	1,127,051	6,728,235	6,728,235

Edwin D. Marcial
Cash Severance(1)	—	—	—	—	1,596,000	1,596,000
Cost of Welfare Benefits Continuation(2)	—	—	—	—	19,182	19,182
Value of Equity Awards Subject to Accelerated Vesting(3)	136	136	136	751,295	2,385,985	2,385,985
Golden Parachute Excise Tax and Income Tax Gross-Up Payment(4)	—	—	—	—	—	0

Total:	136	136	136	751,295	4,001,167	4,001,167

Notes

(1)

These amounts represent cash severance payments in accordance with employment agreements under certain termination scenarios as described in the table. These calculations assume all earned base salary and annual incentive payments have been paid. The duration of the employment term has been assumed to equal three years for Messrs. Sprecher, Vice and Goone, and two years for Messrs. Marcial and Hill. Also, in light of the assumed termination date of December 31, 2009, the fiscal year 2008 bonus that was paid in January 2009 is the last bonus paid for purposes of the severance calculation under the employment agreements.

(2)	The welfare benefit continuation costs include medical, dental, basic life insurance, and executive life insurance premiums. No additional costs are assumed at the end of the welfare benefit continuation period, as described above.

(3)	The market value of stock awards is calculated based on the closing price of our Common Stock on the New York Stock Exchange on December 31, 2009: $112.30. These costs include the repurchase of unvested restricted stock granted under the 2005 Equity Incentive Plan at the price of $.01 per share under certain termination scenarios, the acceleration of vesting of unvested equity awards under other termination scenarios as described above and the performance award approved on December 10, 2009 assuming target performance. These amounts do not include the value of vested equity awards as of December 31, 2009.

(4)	These amounts include the payment of golden parachute excise taxes and income tax gross-up payments, if applicable, under Internal Revenue Code Section 280G. In light of the assumed termination date of December 31, 2009, the "Base Amount" for these calculations uses the five-year W-2 compensation from 2004 through 2008.

Compensation Committee Interlocks and Insider Participation

None of our executive officers or directors serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

NON-EMPLOYEE DIRECTOR COMPENSATION

Directors who are also ICE employees do not receive additional compensation for serving as directors. For 2009, non-employee director compensation consisted of:

•	An annual retainer of $45,000;

•	An annual retainer of $10,000 for committee members of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and the Regulatory Oversight Committee;

•

An annual retainer for committee chairpersons (in lieu of the committee member retainers described above) of: $25,000 for the Audit Committee; $20,000 for the Compensation Committee; and $20,000 for the Nominating and Corporate Governance Committee and Regulatory Oversight Committee;

•	A lead director fee of $50,000 (Mr. Salerno has been chosen to serve as the lead director in 2010); and

•

A grant of $175,000 in the form of restricted stock units that vest one year from the date of grant (with the number of units calculated at the time of grant by dividing the annual grant value by the closing price per share of the date of grant).

Directors do not receive fees for individual Board of Directors or committee meetings in addition to the annual retainers referenced above. Non-employee directors are permitted to elect a restricted share deferral mechanism for cash fees through the 2003 Restricted Stock Deferral Plan for Outside Directors, which are made through annual elections prior to the year of service, with a 10% discount on the value of Common Stock for any fees deferred through this method.

As with its executive compensation program, the Compensation Committee utilizes the services of an independent compensation consultant, Towers Watson, to benchmark the competitiveness of its director compensation program. The Compensation Committee reviewed a director compensation benchmarking report in May 2009 from Towers Watson that analyzed each aspect of director compensation against the same 15 peer companies that were utilized for the executive compensation benchmarking report. Based on the results of this report and consultation with its compensation consultant, the Compensation Committee did not make any changes to the ICE director compensation framework above during 2009.

In addition, in some cases, non-management directors who also serve as directors on the boards of our subsidiaries receive additional compensation for such services. In 2009, six of our non-management directors served as members of the boards of directors of our regulated subsidiaries: ICE Futures Europe, ICE Clear Europe, ICE Trust U.S. LLC, ICE Futures U.S., Inc. and ICE Clear U.S., Inc. In the future, we also may provide office space for our directors that serve as chairperson of the board of directors of an operating subsidiary.

Director Compensation Table

The following table presents information relating to compensation for our directors for the fiscal year ending December 31, 2009.

Name and Principal Position	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Stock Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Excess Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Charles R. Crisp	55,000	174,958	—	—	—	—	229,958

Jean-Marc Forneri(4)	—	236,348	—	—	—	—	236,348

Fred W. Hatfield	55,000	174,958	—	—	—	59,998	289,956

Terrence F. Martell	55,000	174,958	—	—	—	109,998	339,956

Sir Callum McCarthy(5)	11,250	274,857	—	—	—	—	286,107

Sir Robert Reid	65,000	174,958	—	—	—	99,513	339,471

Frederic V. Salerno	120,000	174,958	—	—	—	54,998	349,956

Frederick W. Schoenhut	45,000	174,958	—	—	—	50,000	269,958

Judith Sprieser	75,000	174,958	—	—	—	44,998	294,956

Vincent Tese	65,000	174,958	—	—	—	74,998	314,956

Notes

(1)	The amounts in this column represent fiscal year 2009 cash payments for Board and committee retainers that were not deferred through the 2003 Restricted Stock Deferral Plan for Outside Directors.

(2)	The amounts in this column represent the aggregate fair value of all restricted stock grants in the 2009 calendar year, which is equal to our closing stock price on the grant date times the number of shares granted. Grants to directors in 2009 were approved on March 5, 2009 and July 7, 2009, as well as October 1, 2009 in the case of our newest director, Sir Callum McCarthy.

(3)	Represents fees paid in cash and equity to directors that also served as members of the boards of directors of our regulated subsidiaries: ICE Futures Europe, ICE Clear Europe, ICE Futures U.S., Inc., ICE Clear U.S., Inc. and ICE Trust U.S. LLC. Fees paid in British Pounds were converted to USD at a rate of 1.4903.

(4)	Mr. Forneri elected to contribute 100% of all retainers into the 2003 Restricted Stock Deferral Plan for Outside Directors.

(5)	Sir Callum McCarthy was appointed to the Board on October 1, 2009.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management, and, based upon such review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in ICE’s proxy statement for the 2010 Annual Meeting of Stockholders.

Compensation Committee:

Vincent Tese, Chairperson

Charles R. Crisp

Sir Robert Reid

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, based on data provided to us or filed with the SEC, with respect to beneficial ownership of shares of our Common Stock as of March 23, 2010 for (i) each person known by us to beneficially own more than five percent of the outstanding shares of our Common Stock, (ii) each director and nominee for election as a director, (iii) each of our Named Executive Officers, and (iv) all of our director nominees and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes having voting and/or investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, the persons and entities named in the table below have sole voting and sole investment power with respect to the shares set forth opposite each person’s or entity’s name.

Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of March 23, 2010 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. As of March 23, 2010, there were 73,839,555 shares of Common Stock issued and outstanding. Unless otherwise indicated, the address for each of the individuals listed in the table is c/o IntercontinentalExchange, Inc, 2100 RiverEdge Parkway, Suite 500, Atlanta, Georgia 30328.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Holders of More Than 5%:
T. Rowe Price Associates, Inc.(1)	5,030,040	6.8%
100 E. Pratt Street, Baltimore, MA 21202
Sands Capital Management, LLC(2)	4,655,575	6.3%
1101 Wilson Blvd., Suite 2300, Arlington, VA 22209
Capital Research and Management Company(3)	4,180,000	5.7%
333 South Hope Street, Los Angeles, CA 90071
Named Executive Officers, Directors and Nominees:
Charles R. Crisp(4)(5)	23,954	*
Jean-Marc Forneri(4)(6)	56,935	*
Fred W. Hatfield(4)	3,746	*
Terrence F. Martell(4)	5,136	*
Sir Callum McCarthy(4)	—	—
Sir Robert Reid(4)	19,321	*
Frederic V. Salerno(4)	13,931	*
Frederick W. Schoenhut(4)(7)	40,130	*
Judith A. Sprieser(4)	16,018	*
Vincent Tese(4)	27,949	*
Jeffrey C. Sprecher(8)(9)	1,905,067	2.6%
Scott A. Hill(8)	19,101	*
Charles A. Vice(8)	69,262	*
David S. Goone(8)	30,865	*
Edwin D. Marcial(8)	50,056	*
Sunil Hirani (8)(10)	376,424	*
All Directors, Nominees and Executive Officers as a Group (18 persons)	2,835,943	3.7%

*	Represents less than 1% of the outstanding Common Stock.

(1)	Based on a report on Schedule 13G dated February 11, 2010 filed by T. Rowe Price Associates, Inc. (the “T Rowe 13G”). According to the T Rowe 13G, T. Rowe Price Associates, Inc. (“Price Associates”) has sole voting power over 1,308,651 shares of Common Stock and sole dispositive power over 5,030,040 shares of Common Stock. The shares are owned by various individual and institutional investors, which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims beneficial ownership of such securities.

(2)	Based on a report on Schedule 13G/A dated February 12, 2010 filed by Sands Capital Management, LLC (the “Sands 13G”). According to the Sands 13G, Sands Capital Management, LLC has sole voting power over 3,005,825 shares of Common Stock and sole dispositive power over 4,655,575 shares of Common Stock.

(3)	Based on a report on Schedule 13G dated February 9, 2010 filed by Capital Research Global Investors, a division of Capital Research and Management Company (the “Capital 13G”). According to the Capital 13G, Capital Research and Management Company has sole voting power over 530,000 shares of Common Stock and sole dispositive power over 4,180,000 shares of Common Stock.

(4)	Beneficial ownership of directors includes stock options exercisable within 60 days of March 23, 2010 under the 2000 Stock Option Plan, and/or restricted stock unit awards that vest within 60 days of March 23, 2009 under the 2003 Restricted Stock Deferral Plan for Outside Directors, the 2005 Equity Incentive Plan or the 2009 Omnibus Incentive Plan.

(5)	Includes 2,000 shares of Common Stock held by Mr. Crisp’s spouse.

(6)	Includes 750 shares of Common Stock held by Atalant Inc., of which Mr. Forneri is an affiliate.

(7)	Includes 13,442 shares of Common Stock held by Mr. Schoenhut’s spouse and 8,679 shares of Common Stock held by Copia Trading Co. Ltd, of which Mr. Schoenhut is an affiliate.

(8)	Beneficial ownership of each executive officer includes stock options exercisable within 60 days of March 23, 2010 under the 2000 Stock Option Plan (or the 1999 Creditex Stock Option Plan with respect to Mr. Hirani) and restricted stock unit awards that vest within 60 days of March 23, 2010 under the 2005 Equity Incentive Plan or the 2009 Omnibus Incentive Plan.

(9)	Includes 1,607,341 shares of Common Stock held by Continental Power Exchange, Inc. (“CPEX”) and 28,656 shares of Common Stock and 20,874 shares of Common Stock underlying restricted stock awards and stock options exercisable within 60 days of March 23, 2010 held by Mr. Sprecher’s spouse. Mr. Sprecher owns 100% of the equity interest in CPEX. CPEX currently has no assets other than its equity interest in us and conducts no operations. Mr. Sprecher disclaims beneficial ownership of the shares held directly and underlying stock options held by his spouse.

(10)	As of December 31, 2009, Mr. Hirani is no longer employed with us.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board of Directors has delegated to the Nominating and Corporate Governance Committee the authority to review and approve all transactions between us and one or more of our directors, or between us and any corporation, partnership, association or other organization in which one or more of our directors or officers serve as a director or officer or have a financial interest. In addition, our Code of Business Conduct and Ethics, which applies to all employees, officers and directors, generally prohibits conflicts of interests and that such conflicts in all cases should be discussed with management (or the Chief Executive Officer, in the case of conflicts related to outside employment or board membership). The Nominating and Corporate Governance Committee reports the findings of any review and its determinations regarding transactions with related persons to the full Board of Directors.

Our Board of Directors has also adopted a formal, written related-party transactions approval policy that provides that the Nominating and Corporate Governance Committee or the Board of Directors will review and approve transactions in excess of $120,000 of value in which we participate and in which a director, executive officer or 5% stockholder (or immediate family member of any of the foregoing) has or will have a direct or indirect material interest. Under this policy, the Nominating and Corporate Governance Committee or the Board of Directors, as applicable, will be provided with the significant details of each related party transaction, including the material terms of the transaction and the benefits to ICE and to the relevant related party, as well as any other information it believes to be relevant to review and approve these transactions. In determining whether to approve a related party transaction, the Nominating and Corporate Governance Committee or the Board of Directors, as applicable, will consider, among other factors: (i) whether the terms of the transaction are fair to ICE; (ii) whether there are business reasons for ICE to enter into the transaction; (iii) whether the transaction would impair the independence of a non-employee director; and (iv) whether the transaction presents an impermissible conflict of interest, taking into account the size of the transaction, the financial position of the director, officer or related party, the nature of his or her interest in the transaction and the ongoing nature of the transaction. After consideration of the relevant information, the Board of Directors may approve only those related party transactions that they determine are not inconsistent with the best interests of ICE. This policy also includes categorical standards providing that specified types of transactions will be deemed not to be inconsistent with the best interests of ICE.

Relationships with Our Stockholders

Registration Rights

As a part of the transactions surrounding our formation, we entered into an agreement with our predecessor company, CPEX, on May 11, 2000. Our Chief Executive Officer, Mr. Sprecher, owns all the equity interests in CPEX. Pursuant to the agreement, CPEX conveyed all of its assets and liabilities to us. These assets included intellectual property that we used to develop our electronic platform. In return, we issued to CPEX an equity interest in our business and we agreed to give CPEX a put option, by which CPEX could require us to buy its equity interest in our business at the purchase price equal to either our fair market value or $5 million, whichever is greater.

In connection with our initial public offering, in October 2005 we entered an agreement with CPEX and Mr. Sprecher to terminate the put option upon the closing of our initial public offering. In connection with the termination of the put option, we amended certain registration rights previously granted to CPEX, which as of March 23, 2010 owns 1,607,341 shares of our Common Stock. Under this agreement, CPEX is entitled to require us to register for resale into the public market its Common Stock if Mr. Sprecher’s employment with us has been terminated. In addition, we may be obligated to pay the expenses of registration of such shares, including underwriters discounts up to a maximum of $4.5 million.

Other

Kelly L. Loeffler, a corporate officer and our Vice President, Investor Relations and Corporate Communications, is married to Jeffrey C. Sprecher, our Chairman and Chief Executive Officer. Since joining ICE in September 2002, Ms. Loeffler has reported directly to our Chief Financial Officer. In 2009, Ms. Loeffler received total cash compensation of approximately $470,000.

SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act and regulations of the SEC require our directors, officers and persons who own more than 10% of a registered class of our equity securities, as well as certain affiliates of such persons, to file initial reports of their ownership of our equity securities and subsequent reports of changes in such ownership with the SEC. Directors, officers and persons owning more than 10% of a registered class of our equity securities are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports received by us and on information provided by the reporting persons, we believe that during the fiscal year ended December 31, 2009, our directors, officers and owners of more than 10% of a registered class of our equity securities complied with all applicable filing requirements.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the quality and integrity of our financial reporting, compliance with legal and regulatory requirements, systems of internal controls, qualifications and independence of our independent registered public accounting firm, performance of our internal audit function and independent auditors, financial reporting processes and such other functions as the Board may assign from time to time. Our Board of Directors has adopted an Audit Committee Charter, which sets forth the responsibilities of the Audit Committee. A copy of the Audit Committee Charter is available on our website at www.theice.com.

The Audit Committee held nine meetings during the fiscal year ended December 31, 2009. The Audit Committee reviewed and discussed with management and Ernst & Young LLP our audited financial statements for the fiscal year ended December 31, 2009. The Audit Committee also discussed with Ernst & Young LLP the matters required under Statement on Auditing Standards No. 114 (Codification of Statements on Auditing Standards).

The Audit Committee also received the written disclosures and the letter from Ernst & Young LLP required by Rule 3526 of the Public Company Accounting Oversight Board (Communications with Audit Committees Concerning Independence) and has discussed with Ernst & Young LLP its independence. The Audit Committee reviewed the audit and non-audit services provided by Ernst & Young LLP for the fiscal year ended December 31, 2009 and determined to engage Ernst & Young LLP as the independent registered public accounting firm of IntercontinentalExchange for the fiscal year ending December 31, 2010.

Based upon the Audit Committee’s review of the audited financial statements and the discussions noted above, the Audit Committee recommended that the Board of Directors include the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the SEC.

Audit Committee:

Frederic V. Salerno, Chairperson

Terrence F. Martell

Judith A. Sprieser

ITEM 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors, in accordance with its charter and authority delegated to it by the Board, has appointed the firm of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2010, and the Board of Directors has directed that such appointment be submitted to our stockholders for ratification at the Annual Meeting. Ernst & Young LLP has audited our financial statements since 2002 and is considered by our Audit Committee to be well qualified. Our organizational documents do not require that our stockholders ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. We are doing so because we believe it is a matter of good corporate practice. If the stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment, but may still retain Ernst & Young LLP.

Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They also will be available to respond to appropriate questions from stockholders.

The Audit Committee of the Board of Directors and the Board of Directors unanimously recommend that the stockholders vote “FOR” the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm.

INFORMATION ABOUT THE COMPANY’S INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FEES AND SERVICES

Audit and Non-Audit Fees

Aggregate fees for professional services rendered for us by Ernst & Young LLP as of and for the fiscal years ended December 31, 2009 and 2008 are set forth below. The aggregate fees included in the Audit Fees category are fees billed for the fiscal year for the integrated audit of our annual financial statements and audits and reviews of statutory and regulatory filings. The aggregate fees included in the Audit-Related Fees category are fees for services performed in the fiscal years.

	Fiscal Year 2009	Fiscal Year 2008
Audit Fees	$3,195,000	$3,655,000
Audit-Related Fees	50,000	476,000
Tax Fees	530,000	564,000
All Other Fees	—	—

Total	$3,775,000	$4,695,000

Audit Fees for the fiscal years ended December 31, 2009 and 2008 were for professional services rendered for the audits of our annual consolidated financial statements, review of periodic reports and other documents filed with the SEC, audit of the effectiveness of internal control as required by Section 404 of the Sarbanes-Oxley Act and services that are customarily provided in connection with statutory or regulatory filings. In fiscal year 2009, the audit fees included $224,000 of fees relating to purchase accounting and consultation relating to the acquisition of The Clearing Corporation and consultation related to the launch of ICE Trust U.S. LLC. In fiscal year 2008, the audit fees included $276,000 of fees relating to purchase accounting and consultation relating to the acquisition of Creditex Group, Inc.

Audit-Related Fees for the fiscal years ended December 31, 2009 and 2008 were for due diligence related to certain merger and acquisition activities, and information technology internal control reviews.

Tax Fees for the fiscal years ended December 31, 2009 and 2008 were for net operating loss usage studies, transaction cost analyses studies, assistance with tax audits, research and development tax credit studies and international tax planning.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Pursuant to the provisions of its charter, the Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent public registered accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has sole authority, without action by the Board of Directors, for the review and approval of such services and fees. The Audit Committee pre-approved all services performed by the independent registered accounting firm in fiscal year 2009.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement is incorporated by reference into any other filing by ICE under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled “Compensation Committee Report on Executive Compensation” and “Audit Committee Report”, will not be deemed incorporated, unless specifically provided otherwise in such filing.

STOCKHOLDERS’ PROPOSALS FOR 2011 ANNUAL MEETING

Stockholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2011 Annual Meeting of Stockholders must submit their proposals by certified mail, return receipt requested, and must be received by us at our executive offices in Atlanta, Georgia, on or before December 6, 2010 to be eligible for inclusion in our proxy statement and form of proxy relating to that meeting. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

In accordance with our Amended and Restated Bylaws, and in addition to any other requirements under applicable law, for a matter (other than a nomination for director) not included in our proxy materials to be properly brought before the 2011 Annual Meeting of Stockholders, a stockholder’s notice of the matter the stockholder wishes to present must be delivered to the Secretary of ICE, Johnathan H. Short, at IntercontinentalExchange, Inc., 2100 RiverEdge Parkway, Suite 500, Atlanta, Georgia 30328, not less than 90 nor more than 120 days prior to the first anniversary of the 2010 Annual Meeting of Stockholders. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our Amended and Restated Bylaws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than January 21, 2011 and no later than February 20, 2011. However, if and only if the 2011 Annual Meeting of Stockholders is not scheduled to be held within a period that commences 30 days before and ends 30 days after the anniversary date of our 2010 Annual Meeting, the stockholder notice must be given by the later of the close of business on the date 90 days prior to such annual meeting date or the close of business on the tenth day following the date on which the annual meeting is publicly announced or disclosed. Any such stockholder notice must be in writing and must set forth (i) the text of the proposal to be presented, (ii) a brief written statement of the reasons why such stockholder favors the proposal and setting forth such stockholder’s name and address, (iii) the number and class of all shares of each class of stock of ICE owned of record and beneficially by such stockholder, (iv) any material interest of such stockholder in the matter proposed (other than as a stockholder), if applicable, (v) in the case of a person that holds stock entitled to vote at the annual meeting through a nominee or “street name” holder of record of such stock, evidence establishing such holder’s indirect ownership of the stock and entitlement to vote such stock on the matter proposed at the annual meeting, (vi) the number and class of shares of each class of stock of ICE that are, directly or indirectly, owned of record and beneficially by any “associated person” of such stockholder or beneficial owner, (vii) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class of stock of ICE, whether or not such instrument or right shall be subject to settlement in the underlying class or series of stock of ICE or otherwise (a “Derivative Instrument”) directly or indirectly beneficially owned by such stockholder, by such beneficial owner, or by any such “associated person”, (viii) any other direct or indirect opportunity held or beneficially owned by such stockholder, by such beneficial owner, or by any such “associated person”, to profit or share in any profit derived from any increase or decrease in the value of shares of any class of stock of ICE, (ix) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder, such beneficial owner, or any such “associated person” has a right to vote any shares of any security of ICE, (x) any short interest in any security of ICE held or beneficially owned by such stockholder, by such beneficial owner, or by any such “associated person”, (xi) any right to dividends on the shares of any class of stock of ICE beneficially owned by such stockholder, by such beneficial owner, or by any such “associated person”, which right is separated or separable from the underlying shares, (xii) any proportionate interest in shares of any class of stock of ICE or Derivative Instrument held, directly or indirectly, by a general or limited partnership in which such stockholder, such beneficial owner, or such “associated person” is a general partner or with respect to which such stockholder, such beneficial owner, or such “associated person”, directly or indirectly, beneficially owns an interest in a general partner and (xiv) any performance-related fees (other than an asset-based fee) to which such stockholder, such beneficial owner, or such “associated person” is entitled based on any increase or decrease in the value of shares of any class of stock of ICE or Derivative Instruments, if any, in each case with respect to the information required to be included in the notice pursuant to (vi) through (viii) above, as of the date of such stockholder notice (which information shall be supplemented by such stockholder and by such beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such beneficial ownership, interest, or arrangement as of the record date). Stockholder nominations for the Board of Directors must comply with the procedures set forth above under Corporate Governance — Nomination of Directors.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

Our Board of Directors knows of no matters other than those stated in the accompanying Notice of Annual Meeting of Stockholders that may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the best interest of IntercontinentalExchange.

By Order of the Board of Directors.

Jeffrey C. Sprecher

Chairman and Chief Executive Officer

Atlanta, Georgia

April 5, 2010

Our 2009 Annual Report, which includes audited consolidated financial statements, has been mailed to our stockholders with these proxy materials. The Annual Report does not form any part of the material for the solicitation of proxies.

INTERCONTINENTALEXCHANGE, INC. 2100 RIVEREDGE PARKWAY SUITE 500 ATLANTA, GA 30328

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information by 11:59 P.M. Eastern Time on May 20, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions by 11:59 P.M. Eastern Time on May 20, 2010. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends that you vote FOR the following:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

			☐	☐	☐
1	Election of Directors
Nominees:
01	Charles R. Crisp	02 Jean-Marc Forneri		03 Fred W. Hatfield		04 Terrence F. Martell	05 Sir Callum McCarthy
06	Sir Robert Reid	07 Frederic V. Salerno		08 Jeffrey C. Sprecher		09 Judith A. Sprieser	10 Vincent Tese
The Board of Directors recommends you vote FOR the following proposal (s):							For	Against	Abstain
2.	Proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.						☐	☐	☐
NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any and all adjournments or postponements thereof.
For address change/comments, mark here.					☐
(see reverse for instructions)			Yes	No
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 10-K Wrap is/are available at www.proxyvote.com.

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IntercontinentalExchange, Inc.

Annual Meeting Details: May 21, 2010, 8:30 a.m., local time

Buckhead Ritz Carlton, 3434 Peachtree Road, NE, Atlanta, Georgia 30326

Proxy Solicited by Board of Directors for 2010 Annual Meeting

The undersigned stockholder of IntercontinentalExchange, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement with respect to the Annual Meeting of Stockholders of IntercontinentalExchange, Inc. to be held at the Buckhead Ritz Carlton in Atlanta, Georgia 30326 on Friday, May 21, 2010 at 8:30 a.m. and hereby appoints Scott Hill, Johnathan Short and Andrew Surdykowski and each of them proxies and attorneys-in-fact, each with power of substitution and revocation and each with all powers that the undersigned would possess if personally present to vote for the IntercontinentalExchange, Inc. common stock of the undersigned at such meeting and any postponements or adjournments of such meeting, as set forth on the reverse side, and in their discretion upon any other business that may properly come before the meeting (and any such postponements and adjournments).

The securities that can be voted at the annual meeting consist of IntercontinentalExchange, Inc. common stock, $0.01 par value per share.

THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE NOMINEES AND FOR PROPOSAL 2 AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENTS AND ADJOURNMENTS THEREOF. PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE OR VOTE VIA TELEPHONE OR THROUGH THE INTERNET.

        Address change / comments:

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(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) IMPORTANT - TO BE SIGNED AND DATED ON REVERSE SIDE